UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ARCHER-DANIELS-MIDLAND COMPANY

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ARCHER-DANIELS-MIDLAND COMPANY

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER located at 1001 Brush College Road, Decatur, Illinois, 62521, on Wednesday, May 1, 2019, commencing at 8:30 A.M., for the following purposes:

(1)	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of our company for the fiscal year ending December 31, 2019;

(3)	To consider an advisory vote on the compensation of our named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. C. FINDLAY, SECRETARY

March 22, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2019: THE 2019 LETTER TO STOCKHOLDERS, PROXY STATEMENT, AND 2018 FORM 10-K ARE AVAILABLE AT

https://www.proxy-direct.com/MeetingDocuments/30449/ARCHER-DANIELS-MIDLAND.pdf

ADM Proxy Statement 2019	i

ii	ADM Proxy Statement 2019

PROXY SUMMARY

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement in its entirety as well as our 2018 Annual Report on Form 10-K.

General Information

See pages 5–6

Meeting: Annual Meeting of Stockholders

Date: Wednesday, May 1, 2019

Time: 8:30 A.M.

Location: JAMES R. RANDALL RESEARCH CENTER,

1001 Brush College Road, Decatur, Illinois

Record Date: March 11, 2019

Stock Symbol: ADM

Exchange: NYSE

Common Stock Outstanding: 560,090,583 as of March 11, 2019

Registrar & Transfer Agent: Hickory Point Bank and Trust, fsb

State of Incorporation: Delaware

Corporate Headquarters and Principal Executive Office: 77 West Wacker Drive, Suite 4600,

Chicago, Illinois 60601

Corporate Website: www.adm.com

Executive Compensation

See pages 43–54

CEO: Juan R. Luciano

CEO 2018 Total Direct Compensation:

• Salary: $1,300,008

• Non-Equity Incentive Plan Compensation: $5,020,600

• Long-Term Incentives: $13,204,353

CEO Employment Agreement: No

Change-in-Control Agreement: No

Stock Ownership Guidelines: Yes

Hedging Policy: Yes

Items to Be Voted On

Election of Directors for a One-Year Term

(See pages 7–11)

Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)

(See page 61)

Advisory Vote on Executive Compensation

(See page 62)

Corporate Governance

See pages 7–23

Director Nominees: 12

• Alan L. Boeckmann (Independent)

• Michael S. Burke (Independent)

• Terrell K. Crews (Independent)

• Pierre Dufour (Independent)

• Donald E. Felsinger (Independent)

• Suzan F. Harrison (Independent)

• Juan R. Luciano

• Patrick J. Moore (Independent)

• Francisco J. Sanchez (Independent)

• Debra A. Sandler (Independent)

• Lei Z. Schlitz (Independent)

• Kelvin R. Westbrook (Independent)

Director Term: One year

Director Election Standard: Majority voting standard for uncontested elections

Board Meetings in 2018: 12

Board Committee Meetings in 2018:

• Audit – 9

• Compensation/Succession – 4

• Nominating/Corporate Governance – 4

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

ADM Proxy Statement 2019	1

Proxy Summary

Governance Highlights

Governance Highlights

The Board of Directors views itself as the long-term stewards of ADM. The Board is committed to enhancing the success and value of our company for its stockholders, as well as for other stakeholders such as employees, business partners, and others. The Board recognizes the importance of good corporate governance and understands that transparent disclosure of its governance practices helps stockholders assess the quality of our company and its management and the value of their investment decisions.

ADM’s corporate governance practices are intended to ensure independence, transparency, management accountability, effective decision making, and appropriate monitoring of compliance and performance. We believe that these strong corporate governance practices, together with our enduring corporate values and ethics, are critical to providing lasting value to the stockholders of our company.

We use majority voting for uncontested director elections.	11 of our 12 current directors are independent and only independent directors serve on the Audit, Compensation/ Succession, and Nominating/Corporate Governance Committees.

We have an independent Lead Director, selected by the independent directors. The Lead Director provides the Board with independent leadership, facilitates the Board’s independence from management, and has broad powers as described on page 12.

Our independent directors meet in executive session at each regular in-person board meeting.
We have a policy prohibiting directors and officers from trading in derivative securities of our company, and no NEOs or directors have pledged any company stock.	Significant stock ownership requirements are in place for directors and executive officers.

The Board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to the Board.

Individuals cannot stand for election as a director once they reach age 75, and our Corporate Governance Guidelines set limits on the number of for-profit company boards on which a director can serve.
Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.

Our bylaws include a “proxy access” provision under which a small group of stockholders who has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

2	ADM Proxy Statement 2019

Proxy Summary

Voting Matters and Board Recommendations

Voting Matters and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

Proposal No. 1 — Election of Directors	FOR	7

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	61

Proposal No. 3 — Advisory Vote on Executive Compensation	FOR	62

Director Nominee Qualifications and Experience

The following chart provides summary information about each of our director nominees’ qualifications and experiences. More detailed information is provided in each director nominee’s biography beginning on page 8.

	Current or Recent CEO	Non-U.S. Business	Risk Management	M&A	Government/ Public Policy	Agriculture, Food, or Retail Consumer Business	Corporate Governance	Sustainability/ Environmental

Alan L. Boeckmann	🌑	🌑	🌑	🌑		🌑	🌑	🌑

Michael S. Burke	🌑	🌑	🌑	🌑			🌑

Terrell K. Crews		🌑	🌑	🌑		🌑

Pierre Dufour		🌑	🌑	🌑			🌑	🌑

Donald E. Felsinger	🌑	🌑	🌑	🌑		🌑	🌑	🌑

Suzan F. Harrison		🌑		🌑		🌑

Juan R. Luciano	🌑	🌑	🌑	🌑		🌑	🌑	🌑

Patrick J. Moore	🌑	🌑		🌑	🌑		🌑

Francisco J. Sanchez		🌑			🌑

Debra A. Sandler		🌑		🌑		🌑		🌑

Lei Z. Schlitz		🌑		🌑

Kelvin R. Westbrook	🌑			🌑	🌑	🌑	🌑	🌑

ADM Proxy Statement 2019	3

Proxy Summary

Director Nominee Diversity, Age, Tenure, and Independence

Director Nominee Diversity, Age, Tenure, and Independence

The following charts provide summary information about our director nominees’ personal characteristics, including race/ethnicity, gender, geographic background, and age, as well as tenure and independence, to illustrate the diversity of perspectives of our director nominees. More detailed information is provided in each director nominee’s biography beginning on page 8.

4	ADM Proxy Statement 2019

General Information About the Annual Meeting and Voting

Proxy Statement

GENERAL MATTERS

The Board of Directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in these materials. We will be using the “Notice and Access” method of providing proxy materials to stockholders via the internet. We will mail to our stockholders (other than those described below) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the 2018 Annual Report on Form 10-K and how to vote electronically via the internet. This notice will also contain instructions on how to request a paper copy of the proxy materials. Stockholders holding shares through the ADM 401(k) and Employee Stock Ownership Plan for Salaried Employees (the “401(k) and ESOP”) and those stockholders who previously have opted out of participation in notice and access procedures will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. We are first providing our stockholders with notice and access to, or first mailing or emailing, this proxy statement and a proxy form around March 22, 2019.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson LLC to help us solicit proxies. We will pay Georgeson LLC a base shareholder meeting services fee of approximately $24,000 plus reasonable project management fees and expenses for its services. Our employees or employees of Georgeson LLC may also solicit proxies in person or by telephone, mail, or the internet at a cost which we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable fees and expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent, and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stockholders of record at the close of business on March 11, 2019, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 11, 2019, we had 560,090,583 outstanding shares of common stock, each share being entitled to one vote on each of the director nominees and on each of the other matters to be voted on at the meeting. Our stockholders and advisors to our company are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record that received a paper copy of the proxy materials and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are either a stockholder whose shares are held by a broker, bank, or other nominee or a stockholder of record that did not receive a paper copy of the proxy materials, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Investor Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. If you are not a stockholder of record, you can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets that we send will be determined by the manner in which shares are registered. If your request is received by April 15, 2019, an admission ticket will be mailed to you. Entities such as a corporation or limited liability company that are stockholders may send one representative to the annual meeting, and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 7:30 A.M. on the day of the meeting. Stockholders who do not pre-register will be admitted to the meeting only upon verification of stock ownership.

ADM Proxy Statement 2019	5

General Information About the Annual Meeting and Voting

Principal Holders of Voting Securities

The use of cameras, video or audio recorders, or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners, or any other type of signage by any stockholder in the James R. Randall Research Center is also prohibited. Firearms are also prohibited in the James R. Randall Research Center.

Any request to deviate from the admittance guidelines described above must be in writing, addressed to our office at Archer-Daniels-Midland Company, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, and received by us by April 15, 2019. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 7:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote on that matter. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (“SEC”), we believe that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent Of Class

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza, Bloomington, IL 61710	56,519,435(1)	10.09

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	46,171,267(2)	8.24

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	44,393,781(3)	7.93

State Street Corporation One Lincoln Street, Boston, MA 02111	34,591,254 (4)	6.18

(1) Based on a Schedule 13G filed with the SEC on February 5, 2019, State Farm Mutual Automobile Insurance Company and related entities have sole voting and dispositive power with respect to 56,294,742 shares and shared voting and dispositive power with respect to 224,693 shares.

(2) Based on a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group has sole voting power with respect to 647,180 shares, sole dispositive power with respect to 45,380,710 shares, shared voting power with respect to 148,463 shares, and shared dispositive power with respect to 790,557 shares.

(3) Based on a Schedule 13G/A filed with the SEC on February 4, 2019, BlackRock, Inc. has sole voting power with respect to 37,867,271 shares and sole dispositive power with respect to 44,393,781 shares.

(4) Based on a Schedule 13G filed with the SEC on February 13, 2019, State Street Corporation has shared voting power with respect to 31,087,896 shares and shared dispositive power with respect to 34,552,457 shares.

6	ADM Proxy Statement 2019

Proposal No. 1

Proposal No. 1 — Election of Directors for a One-Year Term

The Board of Directors has fixed the size of the current board at twelve. Eleven of the twelve nominees proposed for election to the Board of Directors are currently members of the Board and have been elected previously by our stockholders. The new nominee for election is Lei Z. Schlitz. Dr. Schlitz was identified by the Nominating/Corporate Governance Committee as a potential nominee, with assistance from a third-party search firm retained to identify director candidates, and was recommended by the Nominating/Corporate Governance Committee after it completed its interview and vetting process. Daniel T. Shih, a current member of the Board, has determined not to stand for re-election. As of March 11, 2019, Mr. Shih beneficially owned 19,989 shares of our common stock, all of which consisted of stock units allocated under our Stock Unit Plan for Nonemployee Directors (the “Stock Unit Plan”). Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named as proxies may vote for a substitute who will be designated by the Board of Directors. Alternatively, the Board of Directors could reduce the size of the board. The Board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the Board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.”

The information below describes the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly owned companies, directorships of other publicly owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 11, 2019, directly or indirectly. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

The Board of Directors recommends a vote FOR the election of the twelve nominees named below as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2019	7

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

DIRECTOR NOMINEES

Alan L. Boeckmann

Age: 70

Director since: 2012

Common stock owned: 37,329(1)

Percent of class: *

Former Principal Occupation or Position: Non-Executive Chairman of Fluor Corporation (an engineering and construction firm) from 2011 – February 2012; Chairman and Chief Executive Officer of Fluor Corporation from 2002 – 2011.

Directorships of Other Publicly-Owned Companies: Director of Sempra Energy and BP p.l.c.(2)

Qualifications and Career Highlights:

Prior to retiring in February 2012, Mr. Boeckmann served in a variety of engineering and executive management positions during his 35-plus year career with Fluor Corporation, including non-executive Chairman of the Board from 2011 to February 2012, Chairman of the Board and Chief Executive Officer from 2002 to 2011, and President and Chief Operating Officer from 2001 to 2002. His tenure with Fluor Corporation included responsibility for global operations and multiple international assignments. Mr. Boeckmann currently serves as a director of Sempra Energy and BP p.l.c. Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to the Board of Directors.

Michael S. Burke

Age: 55

Director since: 2018

Common stock owned: 2,559(1)

Percent of class: *

Principal Occupation or Position: Chairman and Chief Executive Officer of AECOM (a global infrastructure firm) since March 2015; Chief Executive Officer of AECOM since March 2014; President of AECOM from 2011 to March 2014.

Directorships of Other Publicly-Owned Companies: Chairman of AECOM. Director of Rentech Inc. and Rentech Nitrogen Fertilizer MLP within the past five years.

Qualifications and Career Highlights:

Mr. Burke was appointed Chief Executive Officer and Chairman of the Board of AECOM, an infrastructure firm that designs, builds, finances, and operates infrastructure assets in more than 150 countries. Mr. Burke joined AECOM in October 2005 and has held several leadership positions, including Senior Vice President, Corporate Strategy, Chief Corporate Officer, and Chief Financial Officer. Prior to joining AECOM, Mr. Burke was with the accounting firm KPMG LLP, serving in various leadership positions. Mr. Burke brings to the Board of Directors his deep expertise in accounting and finance, his experience as a CEO, and his involvement in projects throughout the world.

Terrell K. Crews

Age: 63

Director since: 2011

Common stock owned: 30,140(3)

Percent of class: *

Former Principal Occupation or Position: Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company) from 2007 – 2009.

Directorships of Other Publicly-Owned Companies: Director of WestRock Company and Hormel Foods Corporation. Director of Rock-Tenn Company within the past five years.

Qualifications and Career Highlights:

Mr. Crews retired from Monsanto Company in 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to the Board of Directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business, and international operations.

Pierre Dufour

Age: 63

Director since: 2010

Common stock owned: 28,714(4)

Percent of class: *

Former Principal Occupation or Position: Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health, and the environment) from 2007 – July 2017.

Directorships of Other Publicly-Owned Companies: Director of Air Liquide S.A. Director of National Grid plc. within the past five years.

Qualifications and Career Highlights:

Prior to retiring in July 2017, Mr. Dufour served as Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health, and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in 2007. Mr. Dufour’s tenure with Air Liquide Group included supervision of operations in the Americas, Africa-Middle East, and Asia-Pacific zones, and he also was responsible for Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour was elected to the board of Air Liquide S.A. in May 2012. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management, and international business experience.

8	ADM Proxy Statement 2019

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

Donald E. Felsinger

Age: 71

Director since: 2009

Common stock owned: 117,015(5)

Percent of class: *

Former Principal Occupation or Position: Executive Chairman of Sempra Energy (an energy services company) from 2011 – December 2012.

Directorships of Other Publicly-Owned Companies: Lead Director of Northrop Grumman Corporation and Director of Gannett Co., Inc.

Qualifications and Career Highlights:

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger retired as Executive Chairman of Sempra Energy in December 2012. His leadership roles at Sempra Energy and other companies have allowed him to provide the Board of Directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business, and public affairs.

Suzan F. Harrison

Age: 61

Director since: 2017

Common stock owned: 6,423(1)

Percent of class: *

Principal Occupation or Position: President of Global Oral Care at Colgate-Palmolive Company (a global household and consumer products company) since 2011(6); President of Hill’s Pet Nutrition Inc. North America from 2009 – 2011; Vice President, Marketing for Colgate U.S. from 2006 – 2009.

Qualifications and Career Highlights:

Ms. Harrison is currently President of Global Oral Care at Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution, and provision of household, health care, and personal products. She was previously President of Hill’s Pet Nutrition Inc. North America, a position she held from 2009 to 2011. Additionally, she served as Vice President, Marketing for Colgate U.S. from 2006 to 2009, and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 to 2006. Previously, Ms. Harrison held a number of leadership roles at Colgate commencing in 1983. Ms. Harrison’s qualifications to serve as a director of our company include her extensive leadership, management, operations, marketing, and international experience.

Juan R. Luciano

Age: 57

Director since: 2014

Common stock owned: 2,379,751(7)

Percent of class: *

Principal Occupation or Position: Chairman of the Board, Chief Executive Officer and President since January 2016; Chief Executive Officer and President since January 2015; President and Chief Operating Officer from February 2014 – December 2014; Executive Vice President and Chief Operating Officer from 2011 – February 2014.

Directorships of Other Publicly-Owned Companies: Director of Eli Lilly and Company.(8)

Qualifications and Career Highlights:

Mr. Luciano joined ADM in 2011 as executive vice president and chief operating officer, was named president in February 2014, was named Chief Executive Officer in January 2015, and was named Chairman of the Board in January 2016. Mr. Luciano has overseen the commercial and production activities of ADM’s Corn, Oilseeds, and Agricultural Services businesses, as well as its research, project management, procurement, and risk management functions. He also has overseen the company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide. He has led the company’s efforts to improve its capital, cost, and cash positions. Previously, Mr. Luciano was with The Dow Chemical Company, where he last served as executive vice president and president of the performance division.

Patrick J. Moore

Age: 64

Director since: 2003

Common stock owned: 57,796(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from 2010 – 2011(9).

Directorships of Other Publicly-Owned Companies: Chairman of Energizer Holdings, Inc. Director of Rentech Inc. and Exelis, Inc. within the past five years.

Qualifications and Career Highlights:

Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking, and administrative positions. Mr. Moore brings to the Board of Directors his substantial experience in leadership, banking and finance, strategy development, sustainability, and operations management.

ADM Proxy Statement 2019	9

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

Francisco J. Sanchez

Age: 59

Director since: 2014

Common stock owned: 20,655(10)

Percent of class: *

Principal Occupation or Position: Senior Managing Director of Pt. Capital (a private equity firm) and Chairman of CNS Global Advisors (an international trade and investment consulting firm) since November 2013; Under Secretary for International Trade, U.S. Department of Commerce from 2010 – November 2013.

Directorships of Other Publicly-Owned Companies: Director of Good Resources Holdings Ltd. within the past five years.

Qualifications and Career Highlights:

Mr. Sanchez is the founder and chairman of the board of CNS Global Advisors, a firm focused on international trade and investment. In addition, he is a Senior Managing Director at Pt. Capital, a private equity firm focused on responsible investments in the Pan Arctic. In 2009, President Obama nominated Mr. Sanchez to be the Under Secretary for International Trade at the U.S. Department of Commerce. He was later unanimously confirmed by the U.S. Senate. Mr. Sanchez served in that role until November 2013. There he was responsible for strengthening the competitiveness of U.S. industry, promoting trade and investment, enforcing trade laws and agreements, and implementing the President’s National Export Initiative. Mr. Sanchez brings to the Board of Directors substantial experience in public policy, international trade, and international investment.

Debra A. Sandler

Age: 59

Director since: 2016

Common stock owned: 10,054(1)

Percent of class: *

Principal Occupation or Position: President of LaGrenade Group, LLC (a marketing consulting firm) since October 2015; Chief Health and Wellbeing Officer of Mars, Inc. from July 2014 – July 2015; President, Chocolate, North America of Mars, Inc. from April 2012 – July 2014; Chief Consumer Officer of Mars Chocolate North America from 2009 – March 2012.

Directorships of Other Publicly-Owned Companies: Director of Gannett Co., Inc.

Qualifications and Career Highlights:

Ms. Sandler is currently President of LaGrenade Group, LLC, a marketing consultancy she founded to advise consumer packaged goods companies operating in the Health and Wellness space. She was previously Chief Health and Wellbeing Officer of Mars, Inc., a position she held from July 2014 to July 2015. Additionally, she served as President, Chocolate, North America from April 2012 to July 2014, and Chief Consumer Officer, Mars Chocolate North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles. She currently serves on the board of Gannett Co., Inc. Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo.

Lei Z. Schlitz

Age: 52

Director since: —

Common stock owned: 0

Percent of class: *

Principal Occupation or Position: Executive Vice President, Food Equipment at Illinois Tool Works Inc. (a global multi-industrial manufacturer) since September 2015; Group President, Worldwide Ware-Wash, Refrigeration, and Weigh/Wrap Businesses at Illinois Tool Works from 2011 to December 2015; Vice President, Research & Development, and Head of ITW Technology Center at Illinois Tool Works from 2008 – 2011.

Qualifications and Career Highlights:

Dr. Schlitz is currently Executive Vice President of the Food Equipment segment at Illinois Tool Works Inc., a publicly held, global multi-industrial manufacturer. She oversees a global commercial food equipment business, serving institutional, industrial, restaurant, and retail customers around the world. Previously, she has served in leadership roles at Illinois Tool Works, serving as the group president of various food equipment businesses and leading research and development efforts. Dr. Schlitz brings extensive leadership experience in strategy development, growth initiatives, and operational excellence.

Kelvin R. Westbrook

Age: 63

Director since: 2003

Common stock owned: 45,700(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(11) from 2006 – 2007.

Directorships of Other Publicly-Owned Companies: Director of T-Mobile USA, Inc. and Mosaic Company; Lead Independent Trust Manager of Camden Property Trust. Director of Stifel Financial Corp. within the past five years.

Qualifications and Career Highlights:

Mr. Westbrook brings legal, media, and marketing expertise to the Board of Directors. He is a former partner of a national law firm, was the President, Chief Executive Officer, and co-founder of two large cable television and broadband companies, and was or is a member of the board of several high-profile companies, including T-Mobile USA, Inc. and the National Cable Satellite Corporation, better known as C-SPAN. In addition to Mr. Westbrook’s current service on public company boards, he also serves on the board of a multi-billion-dollar not-for-profit healthcare services company.

10	ADM Proxy Statement 2019

Proposal No. 1 — Election of Directors for a One-Year Term

Director Experiences, Qualifications, Attributes, and Skills; Board Diversity

* Less than 1% of outstanding shares

(1) Consists of stock units allocated under our Stock Unit Plan that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2) Mr. Boeckmann has informed the board of directors of BP p.l.c. that he will not stand for reelection at its annual meeting of stockholders in May 2019.

(3) Includes 29,380 stock units allocated under our Stock Unit Plan.

(4) Includes 21,014 stock units allocated under our Stock Unit Plan.

(5) Includes 57,015 stock units allocated under our Stock Unit Plan and 60,000 shares held in trust.

(6) Ms. Harrison has informed the Company that she plans to retire from her position with Colgate-Palmolive Company effective as of April 1, 2019.

(7) Includes 318,709 shares held in trust, 238 shares held by a family-owned limited liability company, and 1,515,309 shares that are unissued but are subject to stock options exercisable within 60 days.

(8) Mr. Ray G. Young, Executive Vice President and Chief Financial Officer of the Company, serves as Director of Wilmar International Limited (“Wilmar”). Mr. Luciano serves as Alternate Director of Wilmar to Mr. Young.

(9) Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.

(10) Includes 17,655 stock units allocated under our Stock Unit Plan.

(11) Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.

DIRECTOR EXPERIENCES, QUALIFICATIONS, ATTRIBUTES, AND SKILLS; BOARD DIVERSITY

In assessing an individual’s qualifications to become a member of the Board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees. In addition, the Committee considers personal characteristics of nominees and current board members, including race, gender, and geographic origin, in an effort to obtain a diversity of perspectives on the Board.

The specific experience, qualifications, attributes, and skills that qualify each of our directors to serve on the Board are described in the biographies above and in the Proxy Summary under “Director Nominee Qualifications and Experience” on pages 8 – 11 and “Director Nominee Diversity, Age, Tenure, and Independence” on page 4.

DIRECTOR NOMINATIONS FROM STOCKHOLDERS

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder, provided that the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the advance, contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. Stockholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 1.15 of our bylaws. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

ADM Proxy Statement 2019	11

Board Leadership and Oversight

Board Leadership Structure

Our company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the Board believes it is in the best interest of our company to make this determination based on the position and direction of the company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The Board’s implementation of a careful and seamless succession plan over the past several years demonstrates that the Board takes seriously its responsibilities under the Corporate Governance Guidelines to determine who should serve as Chairman at any point in time in light of the specific circumstances facing our company. After careful consideration, the Board has determined that having Mr. Luciano, our company’s Chief Executive Officer, serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information, and resources necessary to facilitate board function. Therefore, the Board believes at this time that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The independent directors elect a Lead Director at the Board’s annual meeting. Mr. Felsinger is currently serving as Lead Director. The Board believes that having an independent Lead Director provides the Board with independent leadership and facilitates the independence of the Board from management. The Nominating/Corporate Governance Committee regularly evaluates the responsibilities of the Lead Director and considers current trends regarding independent board leadership. In the last few years, the Board has enhanced the Lead Director’s responsibilities, as set forth in the Corporate Governance Guidelines, in connection with determining performance criteria for evaluating the Chief Executive Officer, evaluating the Board, committees, and individual directors, and planning for management succession. In accordance with our Corporate Governance Guidelines as so revised, the Lead Director: (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and regularly meets with the Chairman and Chief Executive Officer for discussion of appropriate matters arising from these sessions; (ii) coordinates the activities of the other independent directors and serves as liaison between the Chairman and the independent directors; (iii) consults with the Chairman and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate; (iv) interviews, along with the Chairman and the Chair and members of the Nominating/Corporate Governance Committee, all director candidates and makes recommendations to the Nominating/Corporate Governance Committee; (v) advises the Nominating/Corporate Governance Committee on the selection of members of the board committees; (vi) advises the board committees on the selection of committee chairs; (vii) works with the Chairman and Chief Executive Officer to propose a schedule of major discussion items for the Board; (viii) guides the Board’s governance processes; (ix) provides leadership to the Board if circumstances arise in which the role of the Chairman or Chief Executive Officer may be, or may be perceived to be, in conflict; (x) has the authority to call meetings of the independent directors; (xi) if requested by major stockholders, ensures that he or she is available for consultation and direct communication; (xii) leads the non-management directors in determining performance criteria for evaluating the Chief Executive Officer and coordinates the annual performance review of the Chief Executive Officer; (xiii) works with the Chair of the Compensation/Succession Committee to guide the Board’s discussion of management succession plans; (xiv) works with the Chair and members of the Nominating/Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors; (xv) works with the Chair and members of the Sustainability and Corporate Responsibility Committee to set sustainability and corporate responsibility objectives; and (xvi) performs such other duties and responsibilities as the Board may determine.

In addition to electing a Lead Director, our independent directors facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the Board’s delegation of authority parameters also serve to foster effective board leadership.

12	ADM Proxy Statement 2019

Board Leadership and Oversight

Board Role in Risk Oversight

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s Board of Directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk, and the steps management is taking to manage our company’s risks. While the Board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the Board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to the Board of Directors regarding significant matters identified with respect to the foregoing.

Management has established an Enterprise Risk Management Committee consisting of a Chief Risk Officer and personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process.

BOARD OF DIRECTORS

Audit Committee

• assists the Board in fulfilling its oversight responsibility to the stockholders relating to the company’s major risk exposures

• oversees the company’s enterprise risk management process

• regularly discusses the steps management has taken to monitor and control risk exposure

• regularly reports to the Board regarding significant matters identified

Nominating/Corporate

Governance Committee

• has authority to assign oversight of specific areas of risk to other committees

• recommends director nominees who it believes will capably assess and monitor risk

Compensation/ Succession Committee

• assesses potential risks associated with compensation decisions

• engages an independent outside consultant every other year to review the company’s compensation programs and evaluate the risks in such programs; the consultant attends all committee meetings to advise the committee

Sustainability and

Corporate

Responsibility

Committee

• has been approved by the Board of Directors to be created and to have oversight responsibility for sustainability and corporate responsibility matters

SENIOR MANAGEMENT

Enterprise Risk Management Committee

• ensures implementation and maintenance of a process to identify, evaluate, and prioritize risks to our company’s objectives

• ensures congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives

• supports the integration of risk assessment and controls into mainstream business processes, planning, and decision-making

• identifies roles and responsibilities across our company in regard to risk assessment and control functions

• promotes consistency and standardization in risk identification, reporting, and controls across our company

• ensures sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets

• regularly evaluates the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators

• reports regularly to senior management and the Board regarding the above-described processes and the most significant risks to our company’s objectives

ADM Proxy Statement 2019	13

Board Leadership and Oversight

Sustainability and Corporate Responsibility

Sustainability and Corporate Responsibility

Our commitment to change and growth goes beyond our products and services. At ADM, sustainable practices and a focus on environmental responsibility aren’t separate from our primary business: they are integral to the work we do every day to serve customers and create value for stockholders. We have aligned our efforts with the United Nations (UN) Sustainable Development Goals which serve as a road map to achieve a better future for all. Specifically, we are focusing our efforts toward Zero Hunger, Clean Water and Sanitation, Climate Action, and Life On Land.

Our sustainability efforts are led by our Chief Sustainability Officer who is supported by a Sustainability Council comprised of ADM Executive Committee members. Sustainability-related risks are reviewed quarterly through the Enterprise Risk Management process. Our company’s Board of Directors has approved the creation of a Sustainability and Corporate Responsibility Committee. This new committee will have oversight of sustainability and corporate responsibility matters. Sustainability topics are also presented to the full Board annually.

The RobecoSAM Sustainability Yearbook 2018 named ADM as an Industry Mover in recognition of ADM’s focus on sustainable practices and environmental responsibility. See the table below for additional information and highlights related to our sustainability efforts.

SUSTAINABILITY HIGHLIGHTS
Climate Action	Clean Water and Sanitation

• We address climate change through three main pathways:

• renewable product and process innovations, such as our carbon sequestration project in Decatur, Illinois,

• supply chain commitments, such as our Commitment to No-Deforestation, and

• a strategic approach to operational excellence which emphasizes enhancing the efficiency of our production plants throughout our global operations, including through a centralized energy management team that enables us to identify and share successful programs across business or geographic regions.

• See the charts below illustrating our progress toward our greenhouse gas emissions and energy intensity goals:

• We aim to conserve water and improve water quality through:

• supply chain projects specifically focusing on water conservation and improving water quality,

• water-reduction efforts and efficiency improvement projects in our own operations, which have resulted in 2 billion gallons of water saved over six years, and

• the Ceres and World Wildlife Fund AgWater Challenge, through which we have set measurable, time-bound commitments to mitigate water risks, reduce water impacts associated with key commodities, and provide support and education to growers about water stewardship practices.

• See the chart below illustrating our progress toward our water-reduction goals:

14	ADM Proxy Statement 2019

Board Leadership and Oversight

Board Role in Overseeing Political Activities

Zero Hunger	Life On Land

• We support the UN efforts to eliminate world hunger by connecting the harvest to the home:

• with a vast and diverse global value chain that includes approximately 500 crop procurement locations, 270 ingredient manufacturing facilities, 44 innovation centers and the world’s premier crop transportation network,

• through our corporate social investment program, ADM Cares, which supports food security and hunger relief projects globally, and

• through sustainable sourcing, certification and sustainable agriculture programs across the globe.

• In 2018, we along with two of our supply chain partners were awarded Collaboration of the Year by Field to Market for our Southern Plains Wheat Project which aims to promote sustainable farming practices.

• We are a responsible steward to our natural resources:

• in 2015, we committed to no deforestation, no planting on peat, and no exploitation (No DPE) in our palm and South American soy supply chains through our Commitment to No-Deforestation, and

• we report our progress with respect to our No DPE efforts to the public at www.adm.com/progresstracker.

• We require all ADM colleagues and suppliers to comply with ADM’s Human Rights Policy.

For more information, please review our Corporate Sustainability Report, found at www.adm.com/sustainability.

Board Role in Overseeing Political Activities

The Board of Directors believes that participation in the political process is important to our business. We and our political action committee (ADMPAC) therefore support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods. Decisions to support particular candidates and/or organizations are subject to fixed policies and determined by the company’s best interests, not the personal political preferences of our company’s executives. ADMPAC submits to the Federal Election Commission (FEC) regular, detailed reports on all federal political contributions, which reports are available to the public on the FEC’s website. Similarly, contributions to state candidates are disclosed to relevant state authorities and typically disclosed on individual states’ websites.

In addition to our contributions to individual candidates for public office and candidate committees, we also support a small number of so-called “527” groups, including the Democratic Governors Association, the Republican Governors Association, Ag America, and the Republican State Leadership Committee. We have not supported independent political expenditures or 501(c)(4) organizations. Finally, we have memberships in several industry, trade, and business associations representing agriculture and the business community. If a trade association engages in political activity, the amount of dues associated with this political advocacy is reported in our quarterly LD2 filings.

We engage in a centralized, deliberative process when making decisions about the company’s political participation to ensure that it complies with all applicable laws and makes appropriate disclosures. Contributions of greater than $1,000 typically require the approval of the board of directors of ADMPAC, a political action committee funded by our employees’ voluntary contributions. The ADMPAC board of directors is chaired by the vice president of state government relations and composed of employees who represent various areas of the company. Contributions of less than $1,000 may be authorized by the company’s vice president of government relations and vice president of state government relations.

The Board of Directors provides oversight of ADMPAC’s and the company’s political activities, political contributions, and compliance with relevant laws. At each quarterly board meeting, ADM management provides the Nominating/Corporate Governance Committee with a detailed report on our political contributions in the previous quarter. Any member of the Board may obtain further detailed information concerning political contributions, trade associations, compliance with federal and state laws, or any other related topic.

For more information on ADM’s political policies and activities, please see https://www.adm.com/our-company/us-political-contributions.

ADM Proxy Statement 2019	15

Director Evaluations; Section 16(a) Reporting Compliance

Board, Committee, and Director Evaluations

The Board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the Nominating/Corporate Governance Committee oversees an annual evaluation of the performance of the Board of Directors, each committee of the Board, and each individual director. The Nominating/Corporate Governance Committee approves written evaluation questionnaires which are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside firm. Individual directors are evaluated by their peers in a confidential process. Our Lead Director works with the Chair and members of the Nominating/Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors, and delivers and discusses individual evaluation results with each director. The chair of the Nominating/Corporate Governance Committee delivers and discusses the Lead Director’s individual evaluation with him or her. Results of the performance evaluations of the committees and the Board are discussed at appropriate committee meetings and with the full board.

The Board utilizes the results of these evaluations in making decisions on board agendas, board structure, committee responsibilities and agendas, and continued service of individual directors on the board.

Evaluation Questionnaires are distributed Outside firm collects results Results are delivered and discussed with each director Other evaluations are discussed at committee meetings and With the full board

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Based on our review of Forms 3, 4, and 5 that we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended December 31, 2018, our directors and executive officers complied with all Section 16(a) filing requirements.

16	ADM Proxy Statement 2019

Independence of Directors

Independence of Directors

The Board of Directors has reviewed business and charitable relationships between our company and each non-employee director and director nominee to determine compliance with the NYSE standards and our bylaw standards, each described below, and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the Board has determined that eleven of its twelve current members, Messrs. Boeckmann, Burke, Crews, Dufour, Felsinger, Moore, Sanchez, Shih, and Westbrook, Ms. Harrison, and Ms. Sandler are independent, and that Dr. Schlitz, the director nominee, is also independent. Mr. Luciano is not independent under the NYSE or bylaw standards because of his employment with us.

In determining that Mr. Boeckmann is independent, the Board considered that, in the ordinary course of business, BP p.l.c., of which Mr. Boeckmann is a director, sold natural gas and fuel to our company and purchased ethanol and biodiesel from our company, all on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that that this arrangement did not exceed the NYSE’s threshold of 2.0% of BP p.l.c.’s consolidated gross revenues, that Mr. Boeckmann does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Boeckmann’s independence.

In determining that Mr. Burke is independent, the Board considered that, in the ordinary course of business, AECOM, of which Mr. Burke is Chairman and Chief Executive Officer, sold certain services to our company and purchased various products from our company on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of AECOM’s consolidated gross revenues, that Mr. Burke does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Burke’s independence.

In determining that Mr. Crews is independent, the Board considered that, in the ordinary course of business, WestRock Company, of which Mr. Crews is a director, purchased various products from our company and sold various products to our company and that Hormel Foods Corporation, of which Mr. Crews is a director, purchased certain commodity products from our company, all on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that these arrangements did not exceed the NYSE’s threshold of 2.0% of WestRock Company’s or Hormel Foods Corporation’s consolidated gross revenues, respectively, that Mr. Crews does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Crews’ independence.

In determining that Mr. Dufour is independent, the Board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is a director, sold certain chemicals to our company on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Dufour’s independence.

In determining that Mr. Felsinger is independent, the Board considered that, in the ordinary course of business, Gannett Co. Inc., of which Mr. Felsinger is a director, sold certain products to our company on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of Gannett Co. Inc.’s consolidated gross revenues, that Mr. Felsinger does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Felsinger’s independence.

In determining that Ms. Harrison is independent, the Board considered that, in the ordinary course of business, Colgate-Palmolive Company, of which Ms. Harrison is President of Global Oral Care, purchased various products from our company on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of Colgate-Palmolive Company’s consolidated gross revenues, that Ms. Harrison does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Ms. Harrison’s independence.

ADM Proxy Statement 2019	17

Independence of Directors

Independence of Directors

In determining that Ms. Sandler is independent, the Board considered that, in the ordinary course of business, Gannett Co. Inc., of which Ms. Sandler is a director, sold certain products to our company on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of Gannett Co. Inc.’s consolidated gross revenues, that Ms. Sandler does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Ms. Sandler’s independence.

In determining that Dr. Schlitz is independent, the Board considered that, in the ordinary course of business, Illinois Tool Works Inc., of which Dr. Schlitz is Executive Vice President, Food Equipment, sold certain equipment and services to our company on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that this arrangement did not exceed the NYSE’s threshold of 2.0% of Illinois Tool Works Inc.’s consolidated gross revenues, that Dr. Schlitz does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Dr. Schlitz’s independence.

In determining that Mr. Westbrook is independent, the Board considered that, in the ordinary course of business, Mosaic Company, of which Mr. Westbrook is a director, sold fertilizer products to our company and purchased certain logistics and other services from our company and that T-Mobile US, Inc., of which Mr. Westbrook is a director, sold various products to our company, all on an arm’s-length basis during the fiscal year ended December 31, 2018. The Board determined that these arrangements did not exceed the NYSE’s threshold of 2.0% of Mosaic Company’s or T-Mobile US, Inc.’s consolidated gross revenues, respectively, that Mr. Westbrook does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Westbrook’s independence.

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the Board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

1.	the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

2.

the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

3.

the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

4.

the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

5.

the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

18	ADM Proxy Statement 2019

Independence of Directors

Corporate Governance Guidelines

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the Board of Directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

1.	is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

2.	is not employed by one of our professional services providers;

3.	does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director;

4.	does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

5.	is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

6.	is not personally receiving compensation from us in any capacity other than as a director; and

7.

does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation, university, or institution.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set forth the Board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the Board and our bylaws, are posted on our website, www.adm.com, and are available free of charge upon written request to Archer-Daniels-Midland Company, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Independent Executive Sessions

In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the Board’s determination of independence, at least one executive session each year includes only independent directors. The Lead Director, or in his or her absence, the chairman of the Nominating/Corporate Governance Committee, presides at such meetings of independent directors. The non-management directors met in independent executive session four times during fiscal year 2018.

ADM Proxy Statement 2019	19

Information Concerning Committees and Meetings

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, the Board of Directors held twelve meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. All director nominees standing for election at our last annual stockholders’ meeting held on May 3, 2018, attended that meeting.

Information Concerning Committees and Meetings

The Board’s standing committees for the year ended December 31, 2018, consisted of the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. In February 2019, the Board approved the establishment of a Sustainability and Corporate Responsibility Committee, which will have oversight responsibility for sustainability and corporate responsibility matters. Each committee operates pursuant to a written charter adopted by the Board (except for the Sustainability and Corporate Responsibility Committee, for which the Board has not yet adopted a written charter), available on our website, www.adm.com. Upon adoption by the Board, the written charter for the Sustainability and Corporate Responsibility Committee will also be available on our website.

Audit Committee

The Audit Committee consists of Mr. Crews (Chairman), Mr. Dufour, Mr. Moore, Mr. Sanchez, and Ms. Sandler. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the Board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards, and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee.

The Audit Committee reviews:

1. the overall plan of the annual independent audit;

2. financial statements;

3. the scope of audit procedures;

4. the performance of our independent auditors and internal auditors;

5. the auditors’ evaluation of internal controls;

6. matters of legal and regulatory compliance;

7. the performance of our company’s compliance function;

8. business and charitable relationships and transactions between us and each non-employee director, director nominee, and executive officer to assess potential conflicts of interest and impairment of independence;
and

9. the company’s earnings press releases and information provided to analysts and investors

For additional information with respect to the Audit Committee, see the sections of this proxy statement entitled “Report of the Audit Committee” and “Audit Committee Pre-Approval Policies.”

20	ADM Proxy Statement 2019

Information Concerning Committees and Meetings

Information Concerning Committees and Meetings

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook (Chairman), Mr. Boeckmann, Mr. Burke, Mr. Dufour, Ms. Harrison, and Mr. Shih. The Compensation/Succession Committee met four times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation/Succession Committee:

1. establishes and administers a compensation policy for senior management;

2. reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

3. approves all compensation elements with respect to our directors, executive officers, and all employees with a base salary of $500,000 or more;

4. reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

5. establishes and reviews a compensation policy for non-employee directors;

6. reviews and monitors our succession plans;

7. approves awards to employees pursuant to our incentive compensation plans;

8. approves major modifications in the employee benefit plans with respect to the benefits that salaried employees receive under such plans; and

9. ensures succession processes are in place to aid business continuity.

The Compensation/Succession Committee provides reports to the Board of Directors and, where appropriate, submits actions to the Board of Directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specifies the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

ADM Proxy Statement 2019	21

Information Concerning Committees and Meetings

Information Concerning Committees and Meetings

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Moore (Chairman), Mr. Boeckmann, Ms. Sandler, Mr. Shih, and Mr. Westbrook. The Nominating/Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Nominating/Corporate Governance Committee:

1. identifies individuals qualified to become members of the Board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

2. recommends individuals to the Board for nomination as members of the Board and board committees;

3. develops and recommends to the Board a set of corporate governance principles applicable to the company;

4. leads the evaluation of the directors, the Board, and board committees; and 5. has oversight responsibility for certain of the company’s corporate objectives and policies.

Sustainability and Corporate Responsibility Committee

The Board has approved the establishment of a Sustainability and Corporate Responsibility Committee. The Board plans to approve a committee charter and designate the committee members during 2019. This committee will have oversight of sustainability and corporate responsibility matters. For more information on the company’s sustainability and corporate responsibility efforts, see the section of this proxy statement entitled “Sustainability and Corporate Responsibility.”

Executive Committee

The Executive Committee consists of Mr. Luciano (Chairman), Mr. Felsinger (Lead Director), Mr. Crews (chair of the Audit Committee), Mr. Moore (chair of the Nominating/Corporate Governance Committee), and Mr. Westbrook (chair of the Compensation/Succession Committee). The Executive Committee did not hold a meeting during the most recent fiscal year. The Executive Committee acts on behalf of the Board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the Board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the Board under applicable law, our certificate of incorporation, or our bylaws.

22	ADM Proxy Statement 2019

Stockholder Outreach and Engagement; Code of Conduct

Stockholder Outreach and Engagement

As part of our commitment to effective corporate governance practices, in 2018 we reached out to many of our largest institutional stockholders to hold formal discussions with them to help us better understand the views of our investors on key topics. Our Lead Director (who, as provided in the Corporate Governance Guidelines, ensures that he is available for consultation and direct communication with major stockholders) and senior management participated in these meetings to discuss and obtain feedback on corporate governance, executive compensation, and other related issues important to our stockholders. We share stockholder feedback with the Board and its committees to enhance both our governance practices and transparency of these practices to our stockholders. We review the voting results of our most recent annual meeting of stockholders, the stockholder feedback received through our engagement process, the governance practices of our peers and other large companies, and current trends in governance as we consider enhancements to our governance practices and disclosure. We value our dialogue with our stockholders and believe our outreach efforts, which are in addition to our other communication channels available to our stockholders and interested parties, help ensure our corporate governance, compensation, and other related practices continue to evolve and reflect the insights and perspectives of our many stakeholders. We welcome suggestions from our stockholders on how the Board and management can enhance this dialogue in the future.

COMMUNICATIONS WITH DIRECTORS

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. All correspondence will be forwarded to the intended recipients.

CODE OF CONDUCT

The Board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our website, www.adm.com, and is available free of charge upon written request to Archer-Daniels-Midland Company, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

ADM Proxy Statement 2019	23

Executive Stock Ownership

Executive Stock Ownership Policy

The Board of Directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to six times that individual’s base salary, depending on each individual’s level of responsibility with our company; no sales can be made until guidelines are met. The stock ownership guidelines applicable to the named executive officers (as defined herein) are set forth below.

Executive	Ownership Guideline as a Multiple of Salary

J. R. Luciano	6.0x

R. G. Young	3.0x

C. M. Cuddy	3.0x

G. A. Morris	3.0x

J. D. Taets	3.0x

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 11, 2019, directly or indirectly, by each of the named executive officers.

Executive	Common Stock Beneficially Owned	Options Exercisable Within 60 Days	Percent of Class

J. R. LUCIANO	2,379,751(1)	1,515,309	*

R. G. YOUNG	1,143,996(2)	800,286	*

C. M. CUDDY	214,163(3)	71,825	*

G. A. MORRIS	249,011(4)	104,622	*

J. D. TAETS	492,940(5)	301,534	*

* Less than 1% of outstanding shares

(1) Includes 318,709 shares held in trust, 238 shares held by a family-owned limited liability company, and stock options exercisable within 60 days.

(2) Includes 4,119 shares held in our Dividend Reinvestment Plan and stock options exercisable within 60 days.

(3) Includes 2,037 shares held in the 401(k) and ESOP and stock options exercisable within 60 days.

(4) Includes 591 shares held in the 401(k) and ESOP and stock options exercisable within 60 days.

(5) Includes 895 shares held in the 401(k) and ESOP and stock options exercisable within 60 days.

Common stock beneficially owned as of March 11, 2019, by all directors, director nominees, and executive officers as a group, numbering 22 persons including those listed above, is 6,227,702 shares representing 1.11% of the outstanding shares, of which 304,914 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 4,845 shares are held in the 401(k) and ESOP, 4,119 shares are held in our Dividend Reinvestment Plan, 3,577,266 shares are unissued but are subject to stock options exercisable within 60 days, and no shares are subject to pledge.

24	ADM Proxy Statement 2019

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

ADM’s executive compensation programs are designed to align the interests of our executive officers with those of our shareholders. We believe in:

•	Rewarding executives for creating value for our stockholders.

•

Designing and providing market-competitive compensation programs, enabling us to attract and retain high quality executive talent by rewarding excellence in leadership and the successful implementation of our business strategy.

•	Encouraging a culture of pay-for-performance by requiring sufficient financial performance before awards may be earned and directly tying awards to quantifiable performance.

•	Delivering competitive levels of compensation to our executives if we achieve our performance goals and enhance stockholder value.

ADM Proxy Statement 2019	25

Compensation Discussion and Analysis

Section 1 — Executive Summary

Section 1 — Executive Summary

OUR COMPENSATION ELEMENTS

In 2018, the three key elements of our pay program continued to be base salary, annual cash incentive awards, and long-term incentive (LTI) awards. We refer to the combination of these three elements as “total direct compensation.”

We believe our salaries and performance-based annual cash incentives awards encourage and reward current business results while our LTI awards and stock ownership guidelines reward sustained performance.

2018 COMPENSATION CHANGES

For 2018, the Compensation/Succession Committee approved the addition of three levels of performance (threshold, target, and stretch) to the strategic goals of our 2018 annual cash incentive program to drive participant engagement and positive outcomes, including an opportunity to increase the percentage of Adjusted EBITDA in excess of a specified threshold amount used to fund the bonus pool by up to an additional 1.35% in the aggregate. See Section 2 — Annual Cash Incentive for additional detail.

2018 ADM PERFORMANCE

In 2018, we grew earnings per share, improved returns on invested capital, and generated positive economic value added. Our focus on efficiency and costs helped to increase adjusted earnings per share to $3.50 in 2018, a 44% increase from 2017. In 2018, we achieved a trailing four-quarter average adjusted return on invested capital (Adjusted ROIC) of 8.3%, 205 basis points above our 2018 weighted average cost of capital (WACC) of 6.25%. Our 2018 Adjusted EBITDA was $3.634 billion. The Adjusted EBITDA and Adjusted ROIC metrics used to determine the 2018 performance compensation metric below is lower than the Adjusted EBITDA and Adjusted ROIC used in financial reporting. We continued executing the most sweeping portfolio transformation in 116 years by acquiring, investing in, or partnering with around 24 companies and divesting 9 businesses since 2014 to expand and focus our product portfolio.

2018 PERFORMANCE COMPENSATION CALCULATIONS

We used the Adjusted EBITDA and Adjusted ROIC metrics (as noted above) to calculate the 2018 annual cash incentive target levels but excluded the 2017 biodiesel blender’s tax credit which was paid in 2018 as we included this credit in our 2017 performance compensation calculation. The charts below show the performance compensation calculations for FY2016 – FY2018.

Adjusted EBITDA ($ Billions) Adjusted ROIC

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”), and are referred to as non-GAAP financial measures. Attached as Annex A to this Proxy Statement are more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

26	ADM Proxy Statement 2019

Compensation Discussion and Analysis

Section 2 — Components of Executive Compensation

IMPACT OF 2018 ADM PERFORMANCE ON EXECUTIVE PAY

ADM executive total direct compensation is delivered through a mix of cash and equity awards that emphasize multiple performance factors tied to stockholder value creation over near-, mid- and longer-term time horizons.

In 2018, we actively managed our business portfolio to further advance the largest portfolio transformation in the history of the company, which began in 2014. We accomplished this portfolio transformation while taking billions of dollars in run-rate costs out of the business, including $302 million in 2018. We also have returned $8.6 billion to shareholders since 2014, $835 million of that being in 2018.

Section 2 — Components of Executive Compensation

The company’s executive compensation program is built on a structure that balances short and long-term performance. We believe our salaries and performance-based annual cash incentives awards encourage and reward current business results while our LTI awards and stock ownership guidelines reward sustained performance. The company’s executive compensation levels also rely on data on compensation for comparable executives at other similarly situated companies, as ADM competes with these companies for executive talent. As described in greater detail in Section 6 —Peer Group, the Compensation/Succession Committee chose a broad external market peer group in the S&P 100 Industrials so as to ensure a wide spectrum of compensation levels. Finally, our Compensation/Succession Committee is also determined to take into account internal equity when determining the pay of the CEO and the company’s other Named Executive Officers (“NEOs”). The Compensation/Succession Committee is provided with data on the compensation of other ADM non-executive employees in other pay grades and/or salary ranges and reviews such data when setting CEO and NEO pay. The following chart summarizes the components and associated objectives of our fixed and performance-based pay for executives in 2018:

	Pay Element		Objective	Performance Rewarded
FIXED	Annual	Base Salary	Fixed pay to recognize an individual’s role and responsibilities	Reviewed annually and set based on competitiveness versus the external market, individual performance, and internal equity
PERFORMANCE BASED	Annual	Annual Cash Incentive	Achieve annual goals measured in terms of financial and individual performance linked to creation of stockholder value	Adjusted EBITDA, Adjusted ROIC, cost savings, improvements in targeted businesses, revenue growth, and company and individual performance
	Long-Term	Restricted Stock Units (“RSUs”)	Align NEOs interests with stockholders and retain executive talent	Reward for achievement of key drivers of stockholder value as evidenced in our share price
		Performance Share Units (“PSUs”)	Align performance with interests of stockholders and retain executive talent	Reward for achievement of key drivers of company performance and stockholder value as evidenced in our Adjusted EBITDA, Adjusted ROIC, and relative total shareholder return (TSR)

SALARY

The Compensation/Succession Committee establishes base salaries based on an executive’s position, skills, performance, experience, tenure, and responsibilities. The Committee annually assesses the competitiveness of base salary levels relative to salaries within the marketplace for similar executive positions. The Committee also considers factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels in assessing any salary changes to executives.

ANNUAL CASH INCENTIVE

We pay an annual cash incentive only if the company meets certain specified performance goals. The company’s annual cash incentive program emphasizes company-wide performance objectives to encourage the executives to focus on overall company success and leadership to generate the most value across the entire company. Our assessment of company performance is directly tied to stockholder expectations by ensuring the delivery of threshold levels of forward-looking metrics such as Adjusted EBITDA and Adjusted ROIC before awards may be earned. Individual performance and the

ADM Proxy Statement 2019	27

Compensation Discussion and Analysis

Section 2 — Components of Executive Compensation

Compensation/Succession Committee’s informed judgment are incorporated to ensure actual awards appropriately reflect the company’s operating environment and individual executive contributions.

The company’s 2018 annual cash incentive program was primarily based on two key measures of financial performance which are Adjusted EBITDA and Adjusted ROIC relative to annual WACC, with final awards based on company and individual performance, as well as achievements related to the company’s strategic and business objectives. The annual cash incentive program includes a variable percentage of Adjusted EBITDA achieved and the achievement of three specific strategic goals at three levels of performance (threshold, target and stretch). The three strategic goals for 2018 were: (i) achieve between $100 million (threshold) and $250 million (stretch) in run rate savings; (ii) realize operating profit improvements of between $100 million (threshold) and $150 million (stretch) in key target segments; and (iii) realize revenue growth between $350 million (threshold) and $450 million (stretch) in year-on-year revenue from recent acquisitions and major projects. For 2018, the recent acquisitions and major projects included Ingredients, Processing & Value Added, Grain & Logistics, WFSI,

including Health & Wellness, Animal Nutrition & S&S initiatives, Destination Marketing, and Oilseeds RPBO. Depending on the achievement of the three goals and Adjusted EBITDA, the percentage of Adjusted EBITDA in excess of a specified threshold amount used to fund the bonus pool could range from 1.6% to 4.2%. Each strategic goal also can increase the Adjusted EBITDA percentage by 0.45% at the stretch level, making the total range of Adjusted EBITDA 1.6% to 5.55%.

LTI AWARDS

The company’s LTI program is designed to reward sustained performance and to attract and retain talented executives and employees. Historically, the Compensation/Succession Committee has reviewed company performance by incorporating perspectives on company and market factors, including relative and absolute stockholder return and strategic, operating, and financial milestones.

For awards granted in 2018, LTI award grant sizes were based upon market-based equity awards. The performance-based LTI awards granted in 2018 used a mix of PSUs (50%) and RSUs (50%) to continue the alignment of the interests of the NEOs and stockholders.

28	ADM Proxy Statement 2019

Compensation Discussion and Analysis

Section 2 — Components of Executive Compensation

BENEFITS

In addition to these direct elements of pay, the company provides benefits to our NEOs to provide for basic health, welfare, and income security needs and to support the attraction, retention, and motivation of these employees. With few exceptions, such as supplemental benefits provided to employees whose benefits under broad-based plans are limited under applicable tax laws, the company’s philosophy is to offer the same benefits to all U.S. salaried employees as are offered to the company’s NEOs.

Retirement Program	Eligibility	Description
401(k) and ESOP	All salaried employees

Qualified defined contribution plan where employees may defer up to 75% of eligible pay, up to $18,500 for 2018. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)). Employees may also defer traditional after-tax contributions into the plan for a total $54,250 savings opportunity including all contribution types (pre-tax, Roth, and after tax) plus any ADM matching and 1% non-elective contributions. Employees who are 50 years of age or older can elect to make additional contributions of up to $6,000 for 2018.

ADM Retirement Plan	All salaried employees

Newly hired eligible employees and those with less than 5 years of service as of January 1, 2009, participate in a qualified cash balance pension formula where the benefit is based on an accrual of benefit based on a stated percent of the participant’s base compensation each year. Those employees with 5 or more years of service as of January 1, 2009, participate in a qualified traditional defined benefit formula where the benefit is based on number of years of service and base salary during the later stages of employment. Effective December 31, 2021, the traditional defined benefit will sunset. Effective January 1, 2022, any participant in the traditional defined benefit pension will begin to accrue a benefit under the cash balance pension formula.

Deferred Compensation Plan	Employees with salaries above $175,000

Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) and ESOP.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits

Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive an aggregate retirement benefit that would have been received if not for certain limitations under applicable tax law.

Healthcare and Other Benefits. NEOs receive the same healthcare benefits as other employees. We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions.

Perquisites. Consistent with our pay-for-performance philosophy, we limit executive perquisites. Perquisites are an additional form of income to the NEOs, as shown in the Summary Compensation Table, and the NEOs are individually responsible for any taxes related to this income. The Compensation/Succession Committee allows our Chairman and CEO to have access to the aircraft for personal use for security and efficiency reasons. Use of the company-owned aircraft by other NEOs is by exception only. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

ADM Proxy Statement 2019	29

Compensation Discussion and Analysis

Section 3 — Executive Compensation Best Practices

Section 3 — Executive Compensation Best Practices

We annually review all elements of NEO pay and, where appropriate for our business and talent objectives and our stockholders, may make changes to incorporate and maintain current best practices. The following table provides a summary of “what we do” and “what we don’t do”.

What We Do	What We Don’t Do

✓  Pay-for-Performance:We tie compensation to performance by setting clear and challenging company financial goals and individual goals and having a majority of target total direct compensation consist of performance-based components

X NoEmployment Contracts/Agreements: We do not have an employment contract with any executive officer

✓  MultiplePerformance Metrics: We use performance measures including Adjusted EBITDA and Adjusted ROIC and strategic company goals for revenue growth, savings, and improvements in targeted businesses for annual cash incentives, as well as multi-year vesting or measurement periods

X NoDividends Paid on Unvested Performance Awards: We do not pay dividends on unvested performance-based awards
✓ AggressiveStock Ownership and Retention Requirements: We have stock ownership and retention requirements for our NEOs; no sales can be made until guidelines are met.	X NoHedging: We prohibit NEOs from engaging in hedging transactions with company common stock

✓  Compensation-RelatedRisk Review: The Compensation/Succession Committee regularly reviews compensation-related risks, with the assistance of independent consultants, to confirm that any such risks are not reasonably likely to have a material adverse effect on the company

X NoRepricing or Buyouts of Stock Options: Our equity plan prohibits repricing or buyouts of underwater stock options

✓  ClawbackPolicy: The company has a policy to recover previously paid cash and equity-based incentive compensation from executives in the event of a financial restatement, ethical misconduct, or other specified circumstances

X NoGross Up of Excise Tax Payments: We do not allow gross up of excise tax payments

✓  Useof Independent Compensation Consultant: The Compensation/Succession Committee retains an independent compensation consulting firm that performs no other consulting services for the company and has no conflicts of interest

X    NoExcessive Executive Perks: With the exception of certain benefits provided under our expatriate program, executive perquisites are limited to executive physicals, limited personal use of the company aircraft, and company-provided life insurance

✓  RegularReview of Proxy Advisor Policies and Corporate Governance Best Practices: The Compensation/Succession Committee regularly considers proxy advisor and corporate governance best practices as they relate to our executive compensation programs

X    NoExcessive Pledging: We prohibit executives from pledging company securities if they have not met stock ownership guidelines, and we require our executives to obtain approval from our General Counsel before pledging company securities

✓   Performance-BasedEquity Awards: 50% of an executive’s annual LTI award opportunity is delivered in PSUs that may be earned only if the company achieves TSR, Adjusted ROIC and Adjusted EBITDA goals over a prospective three-year measurement period.

✓ DoubleTrigger: Double trigger accelerated vesting of equity awards applied for a change in control

✓  PeerGroup: We use the S&P 100 Industrials as a peer group to emphasize a broader representative comparative group (and avoid “cherry picking”), and to recognize how we recruit talent from a wide spectrum of organizations

30	ADM Proxy Statement 2019

Compensation Discussion and Analysis

Section 4 — Oversight of Executive Compensation

SHAREHOLDER ENGAGEMENT

Results of 2018 Advisory Vote on Executive Compensation

At the 2018 Annual Meeting of Stockholders, we held the company’s eighth advisory vote on executive compensation. Approximately 94% of the advisory votes cast were in favor of our executive compensation. The Compensation/Succession Committee believes that this strong level of support, and the similarly strong levels of support manifested in prior years’ advisory votes, affirm broad stockholder agreement with the alignment of existing executive compensation programs with stockholder interests and the Compensation/Succession Committee’s approach. After making significant changes to the executive compensation program in 2017 to more closely align with stockholder interests, the Committee considered this outcome in determining that no substantive changes in the executive compensation programs would occur for 2019. At the Annual Meeting of Stockholders to be held on May 1, 2019, we will again hold an advisory vote on executive compensation. The Compensation/Succession Committee will continue to consider stockholder feedback and the results from this year’s and future advisory votes on executive compensation.

Our company routinely conducts extensive proactive outreach to engage with key institutional shareholders to understand and address the key issues that are important to our shareholders as well as fostering long-term relationships. During the course of the year, an engagement team consisting of our Lead Director, Compensation/Succession Committee Chair, SVP of Human Resources, General Counsel, and Investor Relations and Sustainability staff met with several institutional shareholders to discuss matters of governance, compensation, environmental, and other issues.

EXECUTIVE STOCK OWNERSHIP

The Board of Directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to six times that individual’s base salary, depending on each individual’s level of responsibility with our company; no sales can be made until guidelines are met. The stock ownership guidelines applicable to our NEOs are set forth on page 24 under “Executive Stock Ownership.” As of March 11, 2019, each of our NEOs is in compliance with our stock ownership guidelines.

Section 4 — Oversight of Executive Compensation

THE ROLE OF THE COMPENSATION/SUCCESSION COMMITTEE

The Compensation/Succession Committee is composed solely of independent directors and is responsible to the board of directors and the company’s stockholders for establishing the company’s compensation philosophy and establishing and administering the company’s compensation policies and programs consistent with this philosophy. The Compensation/Succession Committee’s responsibilities are set forth in its charter, which is available on the company’s website, www.adm.com. Additional information regarding the Compensation/Succession Committee’s authority to determine compensation can be found under the caption “Compensation/Succession Committee” elsewhere in this proxy statement.

THE ROLE OF THE BOARD

The Board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual cash incentive plan. The independent directors establish and approve all performance criteria for evaluating the Chairman and

CEO and annually evaluate the performance of the Chairman and CEO based on these criteria. The non-management directors also ratify the Chairman and CEO’s compensation. The board can also provide input and ratification on any additional compensation-related issues. The Board also conducts an annual review of the company’s performance.

THE ROLE OF THE COMPENSATION/SUCCESSION COMMITTEE CONSULTANT

The Compensation/Succession Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the company. The independent compensation consultant reports directly to the Compensation/Succession Committee, and provides the Compensation/Succession Committee with objective and expert analyses and independent advice on executive and director compensation and other matters in support of the Compensation/Succession Committee’s responsibilities under its charter. Each Compensation/Succession Committee meeting includes an executive session where the Compensation/Succession Committee meets exclusively with the independent consultant; company management is not included in

ADM Proxy Statement 2019	31

Compensation Discussion and Analysis

Section 4 — Oversight of Executive Compensation

these sessions. Outside of these sessions, the independent consultant interacts with the company’s management team solely on behalf of the Compensation/Succession Committee to assist the Compensation/Succession Committee in fulfilling its duties and responsibilities. The Compensation/Succession Committee will only retain consultants that it believes will provide independent advice. The Compensation/Succession Committee has assessed the independence of Pay Governance pursuant to the SEC’s and NYSE’s rules and concluded that the work Pay Governance has performed does not raise any conflict of interest.

THE ROLE OF EXECUTIVES

To assist the Compensation/Succession Committee in determining compensation for the NEOs other than himself, the company’s Chairman and CEO participates in discussions with the Compensation/Succession Committee regarding the other officers’ performance and compensation. The Chairman and CEO provides the Compensation/Succession Committee with an assessment of the other NEOs’ performance, both in terms of individual performance and with respect to the functions or business units they oversee. The Chairman and CEO also recommends to the Compensation/Succession Committee, but does not vote on, annual base salary adjustments, individual and group performance factors, and short and long-term incentive award target levels that involve the other NEOs.

The company’s Senior Vice President of Human Resources oversees all employee compensation and the administration of benefits programs, under the oversight and direction of the Compensation/Succession Committee. He prepares the majority of the materials for the Compensation/Succession Committee meetings and provides analyses that assist the Compensation/Succession Committee with its decisions, such as summaries of competitive market practices, summaries of the company’s succession planning actions, and reports regarding the company’s performance. In addition, throughout the year, he facilitates meetings with management to help the Compensation/Succession Committee gain a better understanding of company performance. He ensures that the Compensation/Succession Committee is provided a rigorous assessment of year-to-date performance at each of its meetings. At the direction of the Chairman of the Compensation/Succession Committee, the company’s Senior Vice President of Human Resources involves other members of management in portions of the Compensation/Succession Committee meetings to participate in discussions related to company and individual performance and the company’s compensation and benefit programs. The company’s executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Compensation/Succession Committee.

THE COMMITTEE’S DECISIONS INCORPORATE THE COMPANY’S EXECUTIVE COMPENSATION OBJECTIVES

•	Alignment of Executive and Stockholder Interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of the company’s NEOs with the interests of the company’s stockholders. Our RSU awards typically vest three years from the date of grant, and our stock option grants typically vest pro rata over a five-year period. Our PSU awards typically have a three-year performance period and vest only if certain performance metrics are achieved. In 2018, an average of 60% of actual total direct compensation paid to our NEOs was in the form of equity awards. The 2018 awards were comprised of time-based RSUs and performance-based PSUs which use three forward looking metrics focused on the cumulative three-year Adjusted EBITDA, Adjusted ROIC, and relative TSR as compared to the S&P 100 Industrials Index from 2018 to 2020. We also protect our stockholders’ interest by including a clawback provision in agreements for long-term incentive awards, enabling the company to recover awards if the recipient engages in a broad range of prohibited conduct, including post-vesting non-competition and non-solicitation restrictions.

•	Enable the Company to Attract and Retain Top Executive Talent. Stockholders are best served when we can attract, retain, and motivate talented executives with compensation packages that are competitive and fair. The company’s compensation program for NEOs delivers a mix of salary, annual cash incentives, and long-term incentives targeted to be market competitive as described below. As a large, global company engaged in multiple lines of business, the company’s competition for talent, business, and investment is broad.

•	NEO Compensation Should Reflect the Company’s Results. The company’s executive compensation program emphasizes variable, performance-based pay and is targeted and assessed in the aggregate, although the Compensation/Succession Committee reviews each component independently as well. Base salary is reviewed annually and adjusted based on a variety of factors including, in addition to an evaluation relative to competitive market practices as described above, a subjective evaluation of each NEO’s overall performance, tenure, and changes in responsibilities, if applicable. Annual cash incentives are paid if, and to the extent that, corporate goals approved by the Compensation/Succession Committee are attained. For example, the annual cash incentive plan for 2018 targeted awards at 100% to 200% of each NEO’s base salary, but actual payouts ranged from 183% to 193% of the target level depending on company performance against the specific goals modified by certain individual performance factors. Performance-based equity compensation is assessed in a manner similar to the annual cash incentive compensation and is designed to reward measurable results.

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Compensation Discussion and Analysis

Section 5 — 2018 Executive Compensation

Section 5 — 2018 Executive Compensation

This Compensation Discussion and Analysis describes the compensation of the following named executive officers, or NEOs:

Name	Title

J. R. Luciano	Chairman, Chief Executive Officer and President (“Chairman and CEO”)

R. G. Young	Executive Vice President and Chief Financial Officer (“CFO”)

C. M. Cuddy	Senior Vice President and President, Carbohydrate Solutions

G. A. Morris	Senior Vice President and President, Oilseeds

J. D. Taets	Senior Vice President and President, Global Business Readiness (as of March 19, 2018); Senior Vice President and President, Ag Services (prior to March 19, 2018)

Of the total direct compensation that we consider attributable to 2018 performance, the company’s NEOs received, on average, 88% of actual total direct compensation in variable pay and 60% of actual total direct compensation in equity awards for 2018. Although the Compensation/Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, we do place greater emphasis on variable pay for executives with more significant responsibilities, reflecting their greater capacity to affect the company’s performance and results. For these purposes, we consider the base salary paid in 2018, the annual cash incentive earned in 2018 (paid in early 2019), and the award value of equity granted early in 2018 with a look at performance from 2018 to 2020. The equity award value represents the dollar amount of such awards as approved by the Compensation/Succession Committee.

The charts below present the mix of actual total direct compensation attributed to 2018 performance.

INDIVIDUAL COMPENSATION DECISIONS

The Compensation/Succession Committee reviews the total compensation of our NEOs annually. Any changes to base salary, annual incentives, and long-term incentives are based on competitiveness versus the external market, individual performance, internal equity, and the Committee’s informed judgment as described in Section 4 — Oversight of Executive Compensation.

ADM Proxy Statement 2019	33

Compensation Discussion and Analysis

Section 5 — 2018 Executive Compensation

The following tables summarize compensation decisions made by the Compensation/Succession Committee with respect to each of the NEOs. Details regarding our compensation programs and related decisions may be found following the summaries for the executives. Due to timing differences in measuring the company’s equity award approval and grant date fair value, the equity award amounts presented in the Summary Compensation Table may differ slightly from those set forth below.

MR. LUCIANO

Component	Pay Decisions

Base Salary	• In 2018, Mr. Luciano’s base salary remained unchanged.

Annual Cash Incentive

•   Mr. Luciano’s target annual cash incentive opportunity for 2018 was $2,600,000, or 200% of his base salary.

•   For 2018, the Compensation/Succession Committee elected to award Mr. Luciano an individual performance percentage of 45%.

•   Mr. Luciano’s actual 2018 cash award was $5,020,600, or 386% of his base salary, paid in Q1 2019.

•   Key accomplishments included:

–  Delivered strong financial performance of Adjusted EBITDA of $3.634 billion, a 19% increase over 2017; delivered Adjusted EPS up 44% over last year; operating cash flow up 40% over last year; and Adjusted ROIC of 8.3%, 205 basis points above WACC.

–  Executed key elements of our strategy, including Readiness efforts focused on continued process improvements across the organization, enhancements to our diversity and inclusion initiatives and industry leadership.

–  Drove continued transformation of the business portfolio by executing key M&A plans.

–  Continued year-over-year safety improvements.

Long-Term Incentives(1)	• In February 2018, Mr. Luciano received a LTI grant of $12,000,000. The grant was awarded as 50% PSUs and 50% RSUs at the market equity award level.

MR. YOUNG

Component	Pay Decisions

Base Salary	• In 2018, Mr. Young’s base salary remained unchanged.

Annual Cash Incentive

•   Mr. Young’s target annual cash incentive opportunity for 2018 was $1,125,000, or 136% of his base salary.

•   For 2018, the Compensation/Succession Committee elected to award Mr. Young an individual performance percentage of 45%.

•   Mr. Young’s actual 2018 cash award was $2,172,375, or 263% of his base salary, paid in Q1 2019.

•   Key accomplishments included:

–  Effective execution of the balanced capital allocation framework, which included funding significant acquisitions closed in 2018 and beginning of 2019, while maintaining a strong balance sheet.

–  Strong liability management which included significant long-term debt issuances at historic low coupon rates, as well as significant actions to de-risk pension plans.

–  Strong cost controls on core central staffs with important advances on centralization and process improvements leveraging the Readiness program.

–  Executive champion of businesses targeted for improvements, with overall aggregate improvements for the year meeting target levels.

Long-Term Incentives(1)	• In February 2018, Mr. Young received a LTI grant of $4,050,000. The grant was awarded as 50% PSUs and 50% RSUs at the market equity award level.

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Compensation Discussion and Analysis

Section 5 — 2018 Executive Compensation

MR. CUDDY

Component	Pay Decisions

Base Salary	• In 2018 Mr. Cuddy’s salary was $600,000.

Annual Cash Incentive

•   Mr. Cuddy’s target annual cash incentive opportunity for 2018 was $600,000, or 100% of his base salary.

•   For 2018, the Compensation/Succession Committee elected to award Mr. Cuddy an individual performance percentage of 35%.

•   Mr. Cuddy’s actual 2018 cash award was $1,098,600, or 183% of his base salary, paid in Q1 2019.

•   Key accomplishments included:

–  Successfully integrated ADM Wheat Milling with ADM Corn Processing into a newly formed Business Unit, Carbohydrate Solutions.

–  Delivered on strategy of diversifying geography and feedstocks through a joint venture with Aston Foods, a processor of corn in Russia, and integrated Chamtor, a wheat starch business in France.

–  Grew specialty starches and sweeteners business with new partnership in tapioca starches and new low sugar glucose production.

–  Outperformed industry replacement margins in ethanol through aggressive cost savings in ethanol dry mills and strong procurement performance in corn.

Long-Term Incentives(1)	• In February 2018, Mr. Cuddy received a LTI grant of $2,800,000. The grant was awarded as 50% PSUs and 50% RSUs at the market equity award level.

MR. MORRIS

Component	Pay Decisions

Base Salary	• In 2018, Mr. Morris’s base salary remained unchanged.

Annual Cash Incentive

•   Mr. Morris’s target annual cash incentive opportunity for 2018 was $650,000, or 100% of his base salary.

•   For 2018, the Compensation/Succession Committee elected to award Mr. Morris an individual performance percentage of 45% based on performance against target business plan results.

•   Mr. Morris’s actual 2018 cash award was $1,255,150, or 193% of his base salary, paid in Q1 2019.

•   Key accomplishments included:

–  Processed a record volume of Oilseeds globally to meet an environment of strong global demand.

–  Delivered record operating profits for Oilseeds globally, after accounting for strategic divestitures, including actions to significantly improve the South American Oilseeds business.

–  Effectively managed the portfolio to create value through executing specific acquisitions and divestitures, as well as organic growth projects in the value-added businesses.

–  Developed a strategic framework to advance diversity and inclusion efforts, as executive diversity and inclusion champion.

Long-Term Incentives(1)	• In February 2018, Mr. Morris received a LTI grant of $2,800,000. The grant was awarded as 50% PSUs and 50% RSUs at the market equity award level.

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Compensation Discussion and Analysis

Section 5 — 2018 Executive Compensation

MR. TAETS

Component	Pay Decisions

Base Salary	• In 2018, Mr. Taets’s base salary remained unchanged.

Annual Cash Incentive

•   Mr. Taets’s target annual cash incentive opportunity for 2018 was $700,000, or 100% of his base salary.

•   For 2018, the Compensation/Succession Committee elected to award Mr. Taets an individual performance percentage of 45%.

•   Mr. Taets’s actual 2018 cash award was $1,351,700, or 193% of his base salary, paid in Q1 2019.

•   Key accomplishments included:

–  Helped launch and lead the enterprise-wide global Readiness efforts that provides a structure for continuous and on-going improvements in processes and execution.

–  Through Readiness, identified thousands of initiatives to standardize, centralize and digitize how we do business. Analyzed and prioritized those initiatives, which will allow us to generate more than $1 billion of run rate benefits by the end of 2020.

–  Delivered 120 Readiness efforts by end of 2018, generating $300 million in run-rate cost savings and benefits.

–  Drove strategy and actions that resulted in 18th consecutive year of reducing recordable injuries, with December 2018 being our safest month ever, as enterprise executive safety champion.

Long-Term Incentives(1)	• In February 2018, Mr. Taets received a LTI grant of $2,800,000. The grant was awarded as 50% PSUs and 50% RSUs at the market equity award level.

(1) The award value of LTI represents the dollar amount of such awards as approved by the Compensation/Succession Committee, and differs from the grant date fair value of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table because of timing differences in the valuation methodologies used.

2018 ANNUAL CASH INCENTIVES

Annual cash incentives are determined by the degree to which company financial performance expectations are achieved and the Compensation/Succession Committee’s independent assessment of the company’s performance as well as the individual performance of the NEO, which makes up 25% of the annual cash bonus target. This outcome may then be adjusted within a range of –25% to +25% based on the Compensation/Succession Committee’s assessment of individual and group performance. For 2018 annual cash incentive payout, the biodiesel blender’s tax credit the company recognized in 2017 was deducted from the 2018 performance compensation calculations so as not to double count the effects of such credit in 2018. The formula used to calculate an annual cash incentive payout for NEOs can be expressed as follows:

Company Performance Payout Percentage (75%)    +    Individual Performance Percentage (25%)    =    Overall Payout Percentage

4.4% of Adjusted EBITDA Above $1.3B (Dividends & Interest) = $97.3M 2018 Actual Adj. EBITDA= $3.511B ($3.511B-$1.3B) x 4.4% = $97.3M ROIC Factor 1.1 = Adj. ROIC = WACC+2% 1.0 = Adj. ROIC = WACC 0.9 = Adj. ROIC = WACC-2% ROIC Factor = 1.0825 WACC = 6.25%; ROIC = 7.9% Bonus Pool $105.3M $97.3M x 1.0825 Total Challenge Award Level(1) $53.36M Full Bonus Payments at Target Company Payout % 197.4% 75% Company Performance = 148.1% 197.4% x 75% [G] Individual Payout %(2) 25% Overall Cash Bonus Payout % 173.1% 148.1% + 25%

(1) Total Challenge Award Level is defined as full bonus payments at target.

(2) For illustrative purposes, a 25% individual performance percentage is used. Individual performance may vary by NEO by +/- 25% based on the Compensation/Succession Committee’s assessment of individual performance and contribution to the company’s success.

INDIVIDUAL PERFORMANCE COMPONENTS

Based on business results and the economic environment for 2018 performance, the Compensation/Succession Committee elected to award the Chairman and CEO a 45% individual performance percentage based on accomplishments described above. The Compensation/Succession Committee incorporated its and the full board’s assessment of the Chairman and CEO’s performance and full company performance when approving Mr. Luciano’s individual performance percentage. Mr. Young, Mr. Taets and Mr. Morris also received an individual

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Compensation Discussion and Analysis

Section 5 — 2018 Executive Compensation

performance percentage of 45%, in recognition of their performance against individual and company goals described above. Mr. Cuddy received an individual performance percentage of 35% in recognition of his performance against individual and company goals described above. Individual performance can range from 0% to 50% based upon performance against goals for the year. The 25% individual performance percentage is used for target performance. Our leaders are responsible for driving performance company-wide and their individual performance rating is a result of their performance for the year.

THE RESULTING ANNUAL CASH INCENTIVE FOR EACH NEO

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business, and individual objectives. At the start of each fiscal year, the Compensation/Succession Committee approves minimum, target, and maximum annual cash incentive levels for each NEO. Target annual cash incentive levels are expressed as a percentage of salary. Based on company and individual performance, annual cash incentive payouts can range between 0% and 200% of the target annual cash incentive. Based on the determination of the company and individual performance factors as described above, each NEO, excluding Mr. Cuddy, received an annual cash incentive for 2018, payable in Q1 of 2019, equal to 193.1% (197.4% company performance making up 75% of the total annual cash incentive award plus individual award amounts of 45%) of his respective target annual cash incentive. Mr. Cuddy received an annual cash incentive equal to 183.1% of his total target based upon 35% individual performance.

Executive	Target Cash Incentive Opportunity (% of Salary)	Minimum Cash Incentive Opportunity	Target Cash Incentive Opportunity	Maximum Cash Incentive Opportunity	Actual FY2018 Cash Award

J. R. Luciano	200%	$0	$2,600,000	$5,200,000	$5,020,600

R. G. Young	136%	$0	$1,125,000	$2,250,000	$2,172,375

C. M. Cuddy	100%	$0	$600,000	$1,200,000	$1,098,600

G. A. Morris	100%	$0	$650,000	$1,300,000	$1,255,150

J. D. Taets	100%	$0	$700,000	$1,400,000	$1,351,700

EQUITY-BASED LONG-TERM INCENTIVES & HOW THEY WERE DETERMINED FOR 2018

The company’s LTI Program aligns the interests of executives with those of stockholders by rewarding the achievement of long-term stockholder value, supporting stock ownership, and encouraging long-term service with the company. In the following sections, we discuss the process for determining equity grants delivered under the company’s LTI Program.

In terms of grant size and grant form, the company’s LTI awards in 2017 transitioned from awards based upon a historical review of past performance to awards based on the results of forward-looking metrics measured over a three-year performance period. Our LTI awards consist of performance share units (PSUs) and restricted stock units (RSUs) with three-year vesting. The overall LTI award value was allocated 50% to PSUs and 50% to RSUs. The transition to the forward-looking LTI program was made to better align our equity program with market practice and strengthen the focus of our equity program on growth and future value creation for shareholders. The February 2018 grants appear in the Grants of Plan-Based Awards table and are reflected in the Summary Compensation Table information for FY2018.

	Long-Term Incentive (Granted in February 2018)
Executive	Minimum Award	Market Equity Award Target	Actual FY2018 Equity Award(1)

J. R. Luciano	$0	$11,500,000	$12,000,000

R. G. Young	$0	$3,925,783	$4,050,000

C. M. Cuddy	$0	$2,600,000	$2,800,000

G. A. Morris	$0	$2,800,000	$2,800,000

J. D. Taets	$0	$2,800,000	$2,800,000

(1) Dollar value of the awards as approved by the Compensation/Succession Committee, which differ from the grant date fair values as discussed previously.

ADM Proxy Statement 2019	37

Compensation Discussion and Analysis

Section 5 — 2018 Executive Compensation

Terms of the company’s equity awards granted in February 2018 generally are as follows:

•

PSUs will vest in three years if the company achieves certain performance goals over a three-year performance period (2018 – 2020). Payout can range for 0% to 200% and fluctuate based upon share price. The 2018 PSU metrics are: (i) the company’s relative TSR as compared to the companies in the S&P 100 Industrials Index (25% weighting), (ii) the degree to which the company achieves specified Adjusted ROIC goals (25% weighting), and (iii) the degree to which the company’s Adjusted EBITDA for 2018 – 2020 exceeds its specified cumulative Adjusted EBITDA goals for the same period (50% weighting). Before the PSU can pay out, the company’s cumulative Adjusted EBITDA for the period 2018 – 2020 must exceed a specific threshold amount. If this does not occur, there will be no payout for the other metrics.

•	RSUs typically vest three years after the date of grant.

•

Upon the death of the executive, RSUs granted under the LTI Program vest immediately and PSUs will vest based on actual performance during the truncated performance period and on a pro rata basis based on the target number of units for the year following the truncated performance period. RSUs and PSUs continue to vest if the executive leaves the company because of disability or retirement (age 55 or greater with 10 or more years of service). A detailed description of the change-in-control provisions is contained in Section 8 below. For grants issued in 2012 and subsequent years, award agreements include forfeiture and clawback provisions as described in Section 8.

OUR POLICY FOR WHEN GRANTS ARE MADE

The Compensation/Succession Committee grants all equity awards to NEOs, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price of the company’s common stock on the last trading day prior to the date of grant. The Compensation/Succession Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to NEOs. These awards are issued promptly following the date of the Compensation/Succession Committee’s meeting and approval. In addition to annual awards, the NEOs may receive awards when they join the company or change their job status, including promotions.

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Compensation Discussion and Analysis

Section 6 — Peer Group

Section 6 — Peer Group

The Compensation/Succession Committee utilizes the S&P 100 Industrial Index as a peer group to evaluate whether executive officer pay levels are aligned with performance on a relative basis. We believe the larger peer group is the most relative peer group for ADM because we compete for talent across a wide range of industries. The difference between ADM’s relative revenue and ADM’s relative market cap is one of the reasons why we use a larger peer group than other companies. We use the S&P 100 Industrials as a peer group to emphasize a broader representative market peer group to ensure a wide spectrum of compensation levels are reviewed to arrive at our NEO compensation.

Company Name
3M Company
Abbott Laboratories
AbbVie Inc.
Accenture plc
Alphabet Inc.*
Amazon.com, Inc.
American Airlines Group Inc.
American Express Company
American International Group, Inc.
AmerisourceBergen Corporation
Anthem, Inc.
Apple Inc.
Archer-Daniels-Midland Company†
AT&T Inc.
Bank of America Corporation
Berkshire Hathaway Inc.
Best Buy Co., Inc.
Cardinal Health, Inc.
Caterpillar Inc.
Centene Corporation
Charter Communications, Inc.
Chevron Corporation
Chubb Limited
Cigna Corporation
Cisco Systems, Inc.
Citigroup Inc.
Comcast Corporation
ConocoPhillips
Costco Wholesale Corporation
CVS Health Corporation
Deere & Company
Delta Air Lines, Inc.
Dollar General Corporation
DowDuPont Inc.
Exelon Corporation
Exxon Mobil Corporation
Facebook, Inc.
FedEx Corporation
Ford Motor Company
General Dynamics Corporation
General Electric Company
General Motors Company
HCA Healthcare, Inc.
Hewlett Packard Enterprise Company
Honeywell International Inc.
HP Inc.
Humana Inc.
Intel Corporation
International Business Machines Corporation
Johnson & Johnson

Company Name
Johnson Controls International plc
JPMorgan Chase & Co.
Lockheed Martin Corporation
Lowe’s Companies, Inc.
LyondellBasell Industries N.V.
Macy’s, Inc.
Marathon Petroleum Corporation
McKesson Corporation
Medtronic plc
Merck & Co., Inc.
MetLife, Inc.
Micron Technology, Inc.
Microsoft Corporation
Mondelez International, Inc.
Morgan Stanley
NIKE, Inc.
Northrop Grumman Corporation
Oracle Corporation
Pepsico, Inc.
Pfizer Inc.
Philip Morris International Inc.
Phillips 66
Prudential Financial, Inc.
Raytheon Company
Schlumberger Limited
Sysco Corporation
Target Corporation
The Allstate Corporation
The Boeing Company
The Coca-Cola Company
The Goldman Sachs Group, Inc.
The Home Depot, Inc.
The Kraft Heinz Company
The Kroger Co.
The Procter & Gamble Company
The Progressive Corporation
The TJX Companies, Inc.
The Travelers Companies, Inc.
The Walt Disney Company
Twenty-First Century Fox, Inc.*
Tyson Foods, Inc.
United Continental Holdings, Inc.
United Parcel Service, Inc.
United Technologies Corporation
UnitedHealth Group Incorporated
Valero Energy Corporation
Verizon Communications Inc.
Walgreens Boots Alliance, Inc.
Wal-Mart Stores, Inc.
Wells Fargo & Company

* denotes one of two companies with two classes of stock included in the S&P 100 Industrials Index.

† denotes our company.

ADM Proxy Statement 2019	39

Compensation Discussion and Analysis

Section 7 — Employment Agreements, Severance, and Change-in-Control Benefits

Section 7 — Employment Agreements, Severance, and Change-in-Control Benefits

NO EMPLOYMENT CONTRACTS

None of our NEOs has an employment contract or separation agreement. Consistent with our approach of rewarding performance, employment is not guaranteed, and either ADM or the NEO may terminate the employment relationship at any time.

ADM maintains a severance program that serves as a guideline for severance benefits that may be provided to various levels of employees upon termination of their employment without cause, but the program does not create a contractual right to receive any severance benefits on the part of the employee. The Compensation/Succession Committee generally requires the employee to enter into a non-competition and/or non-solicitation agreement in exchange for receiving severance under the program.

CHANGE-IN-CONTROL PROVISIONS

Upon a change in control of the company, NEOs may receive certain protections related to their LTI awards, as described more fully below, and other compensation as detailed in the sections titled “Pension Benefits,” “Nonqualified Deferred Compensation,” and “Termination of Employment and Change-in-Control Arrangements.” NEOs are not eligible to receive any other cash severance, continued health and welfare benefits, tax gross ups or other change-in-control benefits.

The Archer-Daniels-Midland Company 2009 Incentive Compensation Plan provides non-employee directors and all employees, including executive officers, change-in-control protections for their LTI awards. For awards granted in 2017 and onward, if a change-in-control occurs with respect to the company, the equity grants held by the company’s executive officers generally will vest immediately in full in the case of RSUs and on a modified pro rata basis for PSUs if the equity award does not continue because it is not assumed or replaced, or the award is assumed or replaced, but the executive officer’s employment is terminated for reasons other than cause or good reason within 24 months of the change in control (referred to as “double trigger” vesting). The double trigger accelerated vesting had been adopted to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives, which in turn enhances retention.

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Compensation Discussion and Analysis

Section 8 — Governance Features of Our Executive Compensation Programs

Section 8 — Governance Features of Our Executive Compensation Programs

CLAWBACK PROVISIONS

We have included clawback provisions in the company’s long-term incentive award agreements that provide us with the ability to recover long-term incentive compensation for a broad range of reasons. This aggressive approach to recoupment of long-term incentive compensation reflects the company’s commitment to protecting stockholder value.

For awards granted in August 2012 and beyond, we have implemented an additional clawback policy for all cash and equity-based long-term incentive awards. Specifically, this policy provides for the recoupment of any cash or equity incentive awards for a period of three years from the date of award. We have the right to clawback incentive payments made to NEOs and certain other members of senior management in the event of a financial restatement or ethical misconduct. In 2015 and in 2017, additional language was added to equity awards which includes post-vesting non-competition and non-solicitation restrictions prohibiting competitive activity and solicitation of ADM customers and employees.

PROHIBITION ON INSIDER TRADING

Pursuant to the company’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the company’s stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps or collars, or entering into other transactions that are designed to hedge or offset decreases in the price of the company’s securities. In addition, employees and directors are required to review any pledging of company securities with the company’s General Counsel prior to engaging in such activity.

The company’s Insider Trading Policy also provides that all transactions in our company’s securities by the company’s directors, the NEOs, and certain other officers and employees must be pre-cleared by the company’s law department.

SECTION 162(M) OF THE INTERNAL REVENUE CODE EFFECTS ON THE COMPANY

Section 162(m) of the Internal Revenue Code precludes the company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which as of 2018 includes the CEO, CFO, and our three other most highly compensated executive officers). Prior to 2018, this deduction limitation did not apply to qualified “performance-based” compensation and a company’s CFO was not considered to be a “covered officer.”

Despite these new limits on the deductibility of performance-based compensation, the Compensation/Succession Committee continues to believe that a significant portion of our executives’ compensation should be tied to the company’s performance and that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted. The Compensation/Succession Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the company’s overall tax position. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

THE COMPANY’S EVALUATION OF ITS COMPENSATION PROGRAMS AS THEY RELATE TO RISK

On an ongoing basis, the Compensation/Succession Committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with our board of directors if warranted. To date, we have not identified any incentive compensation programs that encourage inappropriate risk taking. We have established a policy under which we engage an outside consultant every other year to review the company’s programs and independently assess the risk in them.

In 2017, ADM engaged an outside consultant, The Korn Ferry Hay Group (“Hay”), to assist the Compensation/Succession Committee in evaluating the risk in the company’s compensation programs. In conducting an independent assessment, Hay reviewed all of the company’s incentive compensation programs and determined that none of our compensation programs encouraged inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation/Succession Committee in November 2017.

Another independent review of the company’s incentive programs will be conducted during 2019 and reported to the Compensation/Succession Committee.

THE COMPANY’S MINDFUL APPROACH TO ADDRESSING LIABILITIES ASSOCIATED WITH RETIREMENT PROGRAMS

The Compensation/Succession Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. We generally do not set amounts aside in a “rabbi” trust for the benefit of participants in the

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Compensation Discussion and Analysis

Section 8 — Governance Features of Our Executive Compensation Programs

deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Compensation/Succession Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

COMPENSATION/SUCCESSION COMMITTEE REPORT

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chairman

A. L. Boeckmann

M. S. Burke

P. Dufour

S. F. Harrison

D. T. Shih

COMPENSATION/SUCCESSION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation/Succession Committee is or has been an employee of the company or any of the company’s subsidiaries. There are no interlocking relationships between the company and other entities that might affect the determination of the compensation of the company’s executive officers.

42	ADM Proxy Statement 2019

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal years noted in the table of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J. R. LUCIANO Chairman, CEO and President	2018	1,300,008	—	13,204,353	—	5,020,600	33,918	78,655	19,637,534
	2017	1,300,008	—	12,166,416	—	2,251,600	76,179	80,852	15,875,055
	2016	1,283,340	—	5,312,218	5,279,331	1,939,600	49,419	148,708	14,012,616
R. G. YOUNG Executive Vice President and CFO	2018	825,048		4,456,512	—	2,172,375	19,233	24,204	7,497,372
	2017	825,048		4,153,349	—	921,856	53,260	25,454	5,978,967
	2016	825,048	—	1,979,220	1,966,968	794,116	32,419	23,152	5,620,923
C. M. CUDDY(6) Senior Vice President and	2018	600,000	—	3,081,073	—	1,098,600	7,158	20,907	4,807,738
President, Carbohydrate Solutions
G. A. MORRIS(7) Senior Vice President and President, Oilseeds	2018	650,004	—	3,081,073	—	1,255,150	27,574	21,082	5,034,883
	2017	650,004	—	2,327,537	—	530,400	393,998	21,132	3,923,071
	2016	650,004	640,000	637,487	633,520	484,900	284,727	15,360	3,345,998
J. D. TAETS	2018	700,008	—	3,081,073	—	1,351,700	(194,918)	1,654,244	6,592,107
Senior Vice President	2017	700,008	—	2,962,263	—	571,200	561,951	27,743	4,823,165
and President, Global Business Readiness(8)	2016	700,008	—	796,851	791,901	487,200	480,578	523,219	3,779,757

(1) Stock awards in 2018 consisted of restricted stock unit (RSU) awards and performance share unit (PSU) awards. The amounts reported in this column represent the aggregate grant date fair value of the RSU awards for fiscal years 2018, 2017, and 2016 and of the target level of the PSU awards for fiscal years 2017 and 2018. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements for the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016. The grant date fair value of the 2018 RSUs and the grant date fair value of the 2018 PSUs if target performance and maximum performance is achieved are as follows:

		PSUs
Name	RSUs	Target	Maximum

J. R. Luciano	$6,375,041	$6,829,312	$13,658,624

R. G. Young	$2,151,597	$2,304,915	$4,609,830

C. M. Cuddy	$1,487,537	$1,593,536	$3,187,072

G. A. Morris	$1,487,537	$1,593,536	$3,187,072

J. D. Taets	$1,487,537	$1,593,536	$3,187,072

(2) The amounts reported in this column represent the aggregate grant date fair value of the option awards for fiscal year 2016. No options were issued in 2017 or 2018. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements for the fiscal year ended December 31, 2016.

(3) The amounts reported in this column represent amounts earned under our annual incentive plan during each of the respective fiscal periods shown. In each case, the amounts were paid shortly after the close of the applicable fiscal period.

(4) The amounts reported in this column for 2018 represents the aggregate change in actuarial present value of each NEO’s accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2017 to December 31, 2018, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No NEO received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2018 were an interest rate of 4.44% for the ADM Retirement Plan, an interest rate of 4.27% for the ADM Supplemental Retirement Plan, and mortality was determined using the RP2014 mortality table, with a white collar adjustment, projected generationally using Scale MP-2018. The assumptions used to value pension liabilities on December 31, 2017 were an interest rate of 3.73% for the ADM Retirement Plan, an interest rate of 3.61% for the ADM Supplemental Retirement Plan, and mortality was determined using the RP2014 mortality table, with a white collar adjustment, projected generationally using Scale MP-2017.

(5) The amounts reported in this column for 2018 include costs for personal use of company aircraft, imputed value of company-provided life insurance, costs for executive healthcare services, spousal travel and lodging, company contributions under the 401(k) and ESOP, charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all full-time employees and non-employee directors, and, for Mr. Taets, certain expenses related to his overseas assignment as well as foreign tax payments and tax gross up related to the same. Specific perquisites and other items applicable to each NEO listed are identified below by an “X”. Where a perquisite or benefit exceeded $10,000 for an individual, the dollar amount is given.

ADM Proxy Statement 2019	43

Executive Compensation

Grants of Plan-Based Awards During Fiscal Year 2018

NEO	Personal Aircraft Use	Expatriate Expenses(a)	Expatriate Tax & Gross-Up Expense(b)	Imputed Value of Life Insurance	Executive Healthcare Services	Spousal Travel & Lodging	Matching Charitable Gifts	401(k) Company Contributions

J. R. Luciano	$56,750			X		X	$750	$13,750

R. G. Young				X	X		$5,000	$13,750

C. M. Cuddy				X	X	X	$5,000	$13,750

G. A. Morris				X	X		$4,800	$13,750

J. D. Taets		$11,029	$1,626,346	X	X	X	$100	$13,750

(a)	Mr. Taets’ expenses related to his overseas assignment included a $10,029 moving expense and a $1,000 foreign tax preparation expense.

(b)

Mr. Taets’ taxation related expenses related to his overseas assignment included $965,622 for net payment of certain foreign taxes and $660,724 for tax gross ups relating to the same tax payment as well as his overseas moving expenses.

(6) Mr. Cuddy first became an NEO in 2018.

(7) Mr. Morris first became an NEO in 2016. The additional cash award of $640,000 paid in March of 2017 was in recognition of his efforts in connection with the integration of WFSI during 2015 and 2016.

(8) Mr. Taets’ title changed on March 19, 2018. Prior to March 19, 2018, Mr. Taets was our Senior Vice President and President, Ag Services.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to items such as executive healthcare services and relocation expenses, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2018

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(#)	Awards ($)(1)
J. R. LUCIANO
Annual Cash Incentive Plan Award			2,600,000	5,200,000
Performance Share Unit Award	2/15/18				0	152,440	304,880		6,829,312
Restricted Stock Unit Award	2/15/18							152,440	6,375,041
R. G. YOUNG
Annual Cash Incentive Plan Award			1,125,000	2,250,000
Performance Share Unit Award	2/15/18				0	51,449	102,898		2,304,915
Restricted Stock Unit Award	2/15/18							51,449	2,151,597
C. M. CUDDY
Annual Cash Incentive Plan Award			600,000	1,200,000
Performance Share Unit Award	2/15/18				0	35,570	71,140		1,593,536
Restricted Stock Unit Award	2/15/18							35,570	1,487,537
G. A. MORRIS
Annual Cash Incentive Plan Award			650,000	1,300,000
Performance Share Unit Award	2/15/18				0	35,570	71,140		1,593,536
Restricted Stock Unit Award	2/15/18							35,570	1,487,537
J. D. TAETS
Annual Cash Incentive Plan Award			700,000	1,400,000
Performance Share Unit Award	2/15/18				0	35,570	71,140		1,593,536
Restricted Stock Unit Award	2/15/18							35,570	1,487,537

(1) The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718. With respect to the PSUs the value represents the probable outcome of the performance condition using target payout levels. See Footnote 1 to the Summary Compensation Table for additional detail.

44	ADM Proxy Statement 2019

Executive Compensation

Grants of Plan-Based Awards During Fiscal Year 2018

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Section 5 — 2018 Executive Compensation — 2018 Annual Cash Incentives” for more information about our annual cash incentive plan.

The awards shown in the column designated “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table above are PSU awards and vest in three years if the company achieves certain performance goals over a three-year performance period (2018 – 2020). The 2018 PSU metrics are: (i) the company’s relative TSR as compared to the companies in the S&P 100 Industrials Index (25% weighting), (ii) the degree to which the company achieves specified Adjusted ROIC goals (25% weighting), and (iii) the degree to which the company’s Adjusted EBITDA for 2018 – 2020 exceeds its specified cumulative Adjusted EBITDA goals for the same period (50% weighting). Before the PSU can pay out, the company’s cumulative Adjusted EBITDA must exceed a certain threshold. If this does not occur, there will be no payout for the other metrics.

All of the awards shown in the “All Other Stock Awards” column in the table above are RSUs awards and vest in full three years after the date of the grant. Under the terms of the RSU award agreements, the recipient of the award may receive cash dividend equivalents on RSUs prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on RSUs are paid at the same rate as dividends to our stockholders generally.

The 2018 RSU and PSU awards are subject to double trigger accelerated vesting and payout upon a change in control only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change-in-control transaction refuses to continue, assume, or replace the awards. In such instance the 2018 RSU awards will vest in full immediately, and the 2018 PSU awards will vest based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the year following the truncated performance period. Upon the death of an award recipient, vesting of the RSU awards will accelerate in full while the vesting of the PSU awards will accelerate in the manner described in the preceding sentence. If an award recipient’s employment ends as a result of disability or retirement, both the RSU and PSU awards will continue to vest in accordance with the original vesting schedule. If an award recipient’s employment ends for any other reason, unvested RSU and PSU awards will be forfeited. With respect to each of the RSU and PSU awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition, non-solicitation, or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

The impact of a termination of employment or change-in-control of our company on RSU and PSU awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

ADM Proxy Statement 2019	45

Executive Compensation

Outstanding Equity Awards at Fiscal Year 2018 Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2018 YEAR-END

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of December 31, 2018.

		OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
J. R. LUCIANO	2-11-2016	372,439	558,660	33.18	2-11-2026
	2-12-2015	194,892	129,929	46.92	2-12-2025
	2-13-2014	187,624	46,907	40.65	2-13-2024
	2-21-2013	51,664	—	32.50	2-21-2023
	8-16-2012	216,585	—	26.25	8-16-2022
	8-11-2011	194,014	—	26.17	8-11-2021	449,939	18,434,001	289,836	11,874,581
R. G. YOUNG	2-11-2016	138,763	208,145	33.18	2-11-2026
	2-12-2015	128,901	85,935	46.92	2-12-2025
	2-13-2014	147,704	36,927	40.65	2-13-2024
	2-21-2013	31,503	—	32.50	2-21-2023
	8-16-2012	123,763	—	26.25	8-16-2022
	8-11-2011	80,377	—	26.17	8-11-2021	158,004	6,473,424	98,353	4,029,522
C. M. CUDDY	2-11-2016	44,692	67,040	33.18	2-11-2026
	8-16-2012	2,857	—	26.25	8-16-2022
	8-11-2011	1,464	—	26.17	8-11-2021
	8-19-2010	465	—	30.71	8-19-2020	79,037	3,238,146	59,824	2,450,989
G. A. MORRIS	2-11-2016	44,692	67,040	33.18	2-11-2026
	2-12-2015	16,827	11,219	46.92	2-12-2025
	8-16-2012	5,263	—	26.25	8-16-2022
	8-11-2011	4,491	—	26.17	8-11-2021
	8-19-2010	3,114	—	30.71	8-19-2020
	9-10-2009	2,279	—	28.70	9-10-2019	81,068	3,321,356	61,855	2,534,199
J. D. TAETS	2-11-2016	55,866	83,799	33.18	2-11-2026
	2-12-2015	45,445	30,298	46.92	2-12-2025
	2-13-2014	56,228	14,057	40.65	2-13-2024
	2-21-2013	13,861	—	32.50	2-21-2023
	8-16-2012	52,909	—	26.25	8-16-2022
	8-11-2011	13,305	—	26.17	8-11-2021
	8-19-2010	6,781	—	30.71	8-19-2020	93,039	3,811,808	69,023	2,827,872

(1) Stock option awards vest at a rate of 20% of the subject shares per year on each of the first five anniversaries of the grant date.

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Executive Compensation

Option Exercises and Stock Vested During Fiscal Year 2018

(2) The RSUs reported in this column vest on the dates and in the amounts set forth below.

	Restricted Stock Units Vesting On:
Name	2/11/19	2/16/20	2/15/21

J. R. Luciano	160,103	137,396	152,440

R. G. Young	59,651	46,904	51,449

C. M. Cuddy	19,213	24,254	35,570

G. A. Morris	19,213	26,285	35,570

J. D. Taets	24,016	33,453	35,570

(3) Based on the closing market price of a share of our common stock on the New York Stock Exchange on December 31, 2018, which was $40.97.

(4) The PSUs reported in this column represent 2017 and 2018 PSU awards that each will vest at the end of the three-year performance period. The number of PSUs that the executive officer will receive is dependent upon the achievement of certain financial metrics approved by the Compensation/Succession Committee measuring relative TSR, Adjusted EBITDA, and Adjusted ROIC. The amount of PSU units shown is the target number of units that could be earned and paid out in shares. The company did not assign a threshold unit amount to the 2017 or 2018 PSU awards.

	Performance Stock Units:
Name	Performance Period 1/1/17 to 12/31/19	Performance Period 1/1/18 to 12/31/20

J. R. Luciano	137,396	152,440

R. G. Young	46,904	51,449

C. M. Cuddy	24,254	35,570

G. A. Morris	26,285	35,570

J. D. Taets	33,453	35,570

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2018

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2018 and restricted stock unit awards to the named executive officers that vested during that same period.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(2)

J. R. LUCIANO			71,864	2,981,637

R. G. YOUNG			47,531	1,972,061

C. M. CUDDY			21,996	1,016,681

G. A. MORRIS			20,383	949,757

J. D. TAETS	5,624	107,978	30,936	1,387,601

(1) Represents the difference between the market value of the shares acquired upon exercise (calculated using the sale price of the shares on the NYSE on the date preceding the exercise date) and the aggregate exercise price of the shares acquired.

(2) Represents the market value of the shares issued in settlement of RSU awards on the date the awards vested, calculated using the closing sale price reported on the NYSE on the trading date immediately prior to the vesting date.

ADM Proxy Statement 2019	47

Executive Compensation

Pension Benefits

PENSION BENEFITS

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2018.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

J. R. LUCIANO	ADM Retirement Plan	8	72,122	0
	ADM Supplemental Retirement Plan	8	231,831	0

R. G. YOUNG	ADM Retirement Plan	8	75,959	0
	ADM Supplemental Retirement Plan	8	152,159	0

C. M. CUDDY	ADM Retirement Plan	21	464,559	0
	ADM Supplemental Retirement Plan	21	553,141	0

G. A. MORRIS	ADM Retirement Plan	24	590,779	0
	ADM Supplemental Retirement Plan	24	855,200	0

J. D. TAETS	ADM Retirement Plan	31	986,482	0
	ADM Supplemental Retirement Plan	31	1,879,355	0

(1) The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2018. For each of the named executive officers, the number of years of credited service is equal to the number of actual years of service with our company.

(2) The assumptions used to value pension liabilities as of December 31, 2018 were an interest rate of 4.44% for the ADM Retirement Plan and 4.27% for the ADM Supplemental Retirement Plan and mortality was determined under the RP2014 mortality table, with a white collar adjustment, projected generationally using scale MP-2018. Mr. Cuddy, Mr. Morris and Mr. Taets participate in the final average pay formula under the ADM Retirement Plan and the ADM Supplemental Retirement Plan, while Mr. Luciano and Mr. Young participate in the cash balance formula under those plans. The amounts reported for Mr. Luciano and Mr. Young are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2018. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 3.34% interest rate, converting to a single-life annuity as of age 65, and then discounting back to December 31, 2018 using the assumptions specified above. The total account balance for Mr. Luciano at December 31, 2018 under the Retirement and Supplemental Plans was $254,771 and the total account balance for Mr. Young at December 31, 2018 under the Retirement and Supplemental Plans was $192,553, which are the amounts that would have been distributable if such individuals had terminated employment on that date.

QUALIFIED RETIREMENT PLAN

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash balance formula. The cash balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit and five years of service or more prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash balance formula does not apply continue to be determined under the traditional final average pay formula. Messrs. Luciano and Young participate in the cash balance formula, while Messrs. Cuddy, Morris, and Taets participate in the final average pay formula.

A participant whose accrued benefit is determined under the cash balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the schedule to the right.

AGE + SERVICE	PAY

Less than 40	2.00%

at least 40 but less than 50	2.25%

at least 50 but less than 60	2.50%

at least 60 but less than 70	3.00%

at least 70 but less than 80	3.50%

80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant

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Executive Compensation

Supplemental Retirement Plan

whose accrued benefit under the final average pay formula was converted to the cash balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over 60 consecutive months during the last 15 years of employment. The final average pay formula provides a benefit of 36.0% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 0.5% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. All participants under the final average pay formula are vested in their benefits under the Retirement Plan, based on five years of service.

Earnings for purposes of the cash balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan pre-tax deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash balance participants may also elect a lump-sum payment option.

In December 2017, the Retirement Plan was amended to freeze final average pay formula benefit accruals as of December 31, 2021 for all active final average pay formula participants in the Retirement Plan on that date. Final average pay accrued benefits would be calculated as if the participant terminated employment on the earlier of their actual termination date or December 31, 2021. The final average pay benefit will not be converted to a cash balance benefit, but will remain subject to the final average pay benefit rules. As of January 1, 2022, all Retirement Plan participants will accrue future benefits under the cash balance formula, based on their age and total years of service.

SUPPLEMENTAL RETIREMENT PLAN

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash balance formula participant and five years of service for a final average pay formula participant for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code.

ADM Proxy Statement 2019	49

Executive Compensation

Nonqualified Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended December 31, 2018.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at 12/31/18 ($)(3)

J. R. LUCIANO	0	0	0	0

R. G. YOUNG	0	0	0	0

C. M. CUDDY	0	0	0	0

G. A. MORRIS	0	0	0	0

J. D. TAETS	35,000	(15,639)	117,129	379,373

(1) The amount reported in this column is reported as “Salary” in the Summary Compensation Table for the fiscal year ended December 31, 2018.

(2) The amount reported in this column was not reported in the Summary Compensation Table as part of Mr. Taets’ compensation for the fiscal year ended December 31, 2018 because the earnings were negative.

(3) Of the amount shown in this column, $674,977 was previously reported as compensation to Mr. Taets in the Summary Compensation Table in previous years, not all of which is reflected in this column due in part to the distribution to Mr. Taets of $369,697 during 2017 and $117,129 during 2018.

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”, respectively). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only.

Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k) and ESOP. No “make-whole” company credits were made on behalf of the named executive officers for fiscal year 2018.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to 20 years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and ESOP. These investment options are listed below, and the plan earnings

50	ADM Proxy Statement 2019

Executive Compensation

Termination of Employment and Change-in-Control Arrangements

credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change-in-control or potential change-in-control, as defined in the plans.

In fiscal year 2018, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2018 Cumulative Return (1/1/18 to 12/31/18)

Dodge & Cox Stock	-7.07%

Aristotle Small Cap Equity Collective Trust Class B	-12.21%

PIMCO Total Return — Instl Class	-0.26%

T. Rowe Price Institutional Mid-Cap Equity Growth	-2.23%

T. Rowe Price Institutional Large-Cap Growth	4.32%

Vanguard Wellington — Admiral Shares	-3.35%

Vanguard International Growth — Admiral Shares	-12.58%

Vanguard Institutional 500 Index Trust	N/A

Vanguard Target Retirement 2015 Trust I	-2.94%

Vanguard Target Retirement 2020 Trust I	-4.18%

Vanguard Target Retirement 2025 Trust I	-5.06%

Vanguard Target Retirement 2030 Trust I	-5.77%

Vanguard Target Retirement 2035 Trust I	-6.52%

Vanguard Target Retirement 2040 Trust I	-7.27%

Vanguard Target Retirement 2045 Trust I	-7.86%

Vanguard Target Retirement 2050 Trust I	-7.82%

Vanguard Target Retirement 2055 Trust I	-7.83%

Vanguard Target Retirement 2060 Trust I	-7.81%

Vanguard Target Retirement 2065 Trust I	-7.69%

Vanguard Target Retirement Income Trust I	-1.99%

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of our company. See the tabular disclosure and narrative description under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections above for detail regarding payments that would result from a termination of employment or change-in-control of our company under our pension and nonqualified deferred compensation plans.

Under the terms of our stock option agreements, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement, or cause, a recipient forfeits any interest in the unvested portion of any option but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

ADM Proxy Statement 2019	51

Executive Compensation

Termination of Employment and Change-in-Control Arrangements

Under the terms of our 2017 and 2018 RSU award agreements, vesting accelerates upon a change in control of the company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change-in-control transaction refuses to continue, assume, or replace the awards. Under the terms of our pre-2017 time-vested RSU award agreements, vesting accelerates upon a change in control of our company. Under all of our RSU award agreements, vesting accelerates upon death and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

Under the terms of our PSU award agreements, vesting accelerates upon the death of the award recipient or upon a change in control of our company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change-in-control transaction refuses to continue, assume, or replace the awards. In all such instances, the PSU awards will vest based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the year following the truncated performance period. If employment ends as a result of disability or retirement, vesting will continue in accordance with the original vesting schedule. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

52	ADM Proxy Statement 2019

Executive Compensation

Termination of Employment and Change-in-Control Arrangements

The amount of compensation payable to each named executive officer in various termination and change-in-control scenarios is listed in the table below. These payments and benefits are provided under the terms of agreements involving equity compensation awards. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change-in-control occurred on December 31, 2018.

Name		Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Death ($)(1)	Disability ($)	Change in Control ($)(3)	Change in Control (Non- Assumption of Awards or Involuntary Termination Without Cause or Termination for Good Reason) ($)(4)	Retirement ($)
J. R. Luciano	Vesting of nonvested stock options	0	0	0	4,366,971	(2)	4,366,971	4,366,971	(5)
	Vesting of nonvested RSU awards	0	0	0	18,434,000	(2)	6,559,420	18,434,000	(5)
	Vesting of nonvested PSU awards	0	0	0	9,169,537	(2)	0	9,69,537	(5)
R. G. Young	Vesting of nonvested stock options	0	0	0	1,633,266	(2)	1,633,266	1,633,266	(5)
	Vesting of nonvested RSU awards	0	0	0	6,473,424	(2)	2,433,901	6,473,424	(5)
	Vesting of nonvested PSU awards	0	0	0	3,111,590	(2)	0	3,111,590	(5)
C. M. Cuddy	Vesting of nonvested stock options	0	0	0	522,242	(2)	522,242	522,242	(5)
	Vesting of nonvested RSU awards	0	0	0	3,238,146	(2)	787,157	3,238,146	(5)
	Vesting of nonvested PSU awards	0	0	0	1,892,650	(2)	0	1,892,650	(5)
G. A. Morris	Vesting of nonvested stock options	0	0	0	522,242	(2)	522,242	522,242	(5)
	Vesting of nonvested RSU awards	0	0	0	3,321,146	(2)	787,157	3,321,146	(5)
	Vesting of nonvested PSU awards	0	0	0	1,956,891	(2)	0	1,956,891	(5)
J. D. Taets	Vesting of nonvested stock options	0	0	0	657,136	(2)	657,136	657,136	(5)
	Vesting of nonvested RSU awards	0	0	0	3,811,808	(2)	983,936	3,811,808	(5)
	Vesting of nonvested PSU awards	0	0	0	2,210,700	(2)	0	2,210,700	(5)

(1) Pursuant to the terms of the stock option and RSU awards issued under the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon death. The amount shown with respect to RSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $40.97, the closing sale price of a share of our common stock on the NYSE on December 31, 2018. The amounts shown with respect to stock options were calculated with respect to options that were “in the money” as of December 31, 2018 and were determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $40.97, the closing sale price of a share of our common stock on the NYSE on December 31, 2018, and the exercise price of the applicable stock option.

Pursuant to the terms of the PSU awards issued under the 2009 Incentive Compensation Plan, vesting of the PSU awards will accelerate upon death in an amount equal to the sum of (i) the number of units deemed to have been earned and entitled to vest during the truncated performance period based on the company’s actual performance and

(ii) the target number of units multiplied by a fraction whose numerator is the number of fiscal years not included in the original performance period that were not included in the truncated performance period and whose denominator is three. The amount shown with respect to PSU awards, assuming that the Relative TSR as well as the levels of both Adjusted ROIC and Adjusted EBITDA achieved for applicable portion of the performance period equate to a 100% payout of the total number of target shares, was calculated (1) with respect to the 2018 PSUs, by (i) deeming 33% of the target number of shares earned and entitled to vest and (ii) multiplying the target number of shares by 66% of the remaining target share amount and finally (iii) multiplying the sum of (i) and (ii) by $40.97, and (2) with respect to the 2017 PSUs, by (i) deeming 66% of the target number of shares earned and entitled to vest and (ii) multiplying the target number of shares by 33% of the remaining target share amount and finally (iii) multiplying the sum of (i) and (ii) by $40.97.

(2) Pursuant to the terms of the stock option, RSU award and PSU award agreements issued under the 2009 Incentive Compensation Plan, vesting of these equity awards

ADM Proxy Statement 2019	53

Executive Compensation

CEO Pay Ratio

generally continues on the same schedule after retirement or termination of employment due to disability.

(3) Pursuant to the terms of the stock option and RSU awards issued prior to 2017 under the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change in control. However, beginning in 2017, the company made the RSU awards as well as the PSU awards subject to a double trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU awards will accelerate on a pro rata basis as described in footnote 1 above. Therefore, this column excludes the 2017 RSU and PSU awards as well as the 2018 RSU and PSU awards and only includes unvested 2016 RSU awards. The amounts shown with respect to 2016 RSU awards were calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $40.97, the closing sale price of a share of our common stock on the NYSE on December 31, 2018. The amounts shown with respect to stock options were calculated with respect to options that were “in the money” as of December 31, 2018 and were determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $40.97, the closing sale price of a share of our common stock on the NYSE on December 31, 2018, and the exercise price of the applicable stock option.

(4) Pursuant to the terms of the stock option and RSU awards issued prior to 2017 under the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change in control. However, beginning in 2017, the company made the RSU awards as well as the PSU awards subject to a double trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU awards will accelerate on a pro rata basis as described in footnote 1 above. Therefore, this column includes (i) all unexercisable options, (ii) all unvested RSU awards, and (iii) a portion of the unvested PSU awards (calculated in the manner set forth in footnote 1). The amounts shown with respect to stock options were calculated with respect to options that were “in the money” as of December 31, 2018 and were determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $40.97, the closing sale price of a share of our common stock on the NYSE on December 31, 2018, and the exercise price of the applicable stock option. The amounts shown with respect to RSU and PSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $40.97, the closing sale price of a share of our common stock on the NYSE on December 31, 2018.

(5) Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

CEO PAY RATIO

For our fiscal year 2018 pay ratio analysis, we determined that we could use the same median employee that we identified last year, as permitted by SEC rules. There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2018 pay ratio disclosure. Similarly, there has been no change in our median employee’s circumstances that we reasonably believe would result in a significant change to our fiscal year 2018 pay ratio disclosure.

Our median employee’s annual total compensation for fiscal year 2018 was $51,087. The annual total compensation of our Chairman and CEO for fiscal year 2018 was $19,657,304. The ratio between the Chairman and CEO’s annual total compensation to the annual total compensation of our median employee is 385:1.

With respect to our median employee, we identified and calculated the elements of the employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and also included $6,034 as the estimated value of the median employee’s 2018 employer-paid health care and basic life and short-term disability insurance premiums. With respect to the annual total compensation of our Chairman and CEO, we used the amount reported in the Summary Compensation Table and also included $19,770 as the estimated value of our Chairman and CEO’s 2018 employer-paid health care and basic life and short-term disability insurance premiums.

54	ADM Proxy Statement 2019

Director Compensation

Director Compensation for Fiscal Years 2018 and 2019

For fiscal year 2018, our standard compensation for non-employee directors consists of an annual retainer in the amount of $300,000. With respect to the $300,000 annual retainer, $175,000 must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The remaining portion of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer, our Lead Director received a stipend in the amount of $30,000, the chairman of the Audit Committee received a stipend in the amount of $25,000, the chairman of the Compensation/Succession Committee received a stipend in the amount of $20,000, and the chairman of the Nominating/Corporate Governance Committee received a stipend in the amount of $15,000. All such stipends are paid in cash. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time to time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of the Board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

We currently contemplate that the director compensation for fiscal 2019 will remain the same as fiscal 2018.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

A. L. BOECKMANN	—	300,000	—	300,000

M. S. BURKE(4)	82,074	114,904	—	196,978

T. K. CREWS	150,000	175,000	—	325,000

P. DUFOUR	125,000	175,000	—	300,000

D. E. FELSINGER	30,000	300,000	5,000	335,000

S. F. HARRISON	125,000	175,000	—	300,000

P. J. MOORE	140,000	175,000	—	315,000

F. J. SANCHEZ	125,000	175,000	—	300,000

D. A. SANDLER	125,000	175,000	—	300,000

D. T. SHIH	125,000	175,000	—	300,000

K. R. WESTBROOK	145,000	175,000	4,000	324,000

ADM Proxy Statement 2019	55

Director Compensation

Director Stock Ownership Guidelines

(1) As described above, $175,000 of the annual retainer of $300,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, our directors may elect to receive the remaining portion of the annual retainer in the form of cash, stock units, or a combination of both. For fiscal year 2018, Mr. Boeckmann elected to receive his entire annual retainer in the form of stock units.

(2) The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a non-employee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. The fair value of services provided by each of the directors has been determined to be $75,000 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2018 (including mandatory stock unit grants, voluntary elections to receive stock units, and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/18
A. L. Boeckmann	43,620
M. S. Burke	1,486
T. K. Crews	28,307
P. Dufour	24,175
D. E. Felsinger	55,175
S. F. Harrison	5,350
P. J. Moore	56,722
F. J. Sanchez	16,582
D. A. Sandler	8,980
D. T. Shih	22,512
K. R. Westbrook	49,647

(3) Consists of charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all employees and non-employee directors.

(4) Mr. Burke was elected to the Board of Directors at our 2018 Annual Meeting of Stockholders on May 3, 2018, and his annual non-employee director compensation was prorated to reflect his period of service during 2018.

Director Stock Ownership Guidelines

Our company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than five times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the Board of Directors, as well as stock price fluctuations that may impact the achievement of the five times cash retainer ownership guidelines.

We prohibit non-employee directors from pledging company securities if they have not met stock ownership guidelines, and we require our non-employee directors to obtain approval from our General Counsel before pledging company securities.

56	ADM Proxy Statement 2019

Equity Compensation Plan Information; Related Transactions

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2018

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)

Equity Compensation Plans Approved by Security Holders	15,182,635(1)	$34.33(2)	10,237,460(3)

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	15,182,635(1)	$34.33(2)	10,237,460(3)

(1) Consists of 221,817 shares to be issued upon exercise of outstanding options pursuant to our 2002 Incentive Compensation Plan, and 4,888,800 shares to be issued upon vesting of outstanding restricted stock units, 1,235,933* shares to be issued upon vesting of outstanding performance units, and 8,836,085 shares to be issued upon exercise of outstanding options pursuant to our 2009 Incentive Compensation Plan, all as of December 31, 2018.

(2) Weighted-average exercise price for outstanding stock options under our 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan. See footnote 1 above with respect to restricted stock units and performance share units granted under our 2009 Incentive Compensation Plan. The weighted-average exercise price does not take these awards into account.

(3) Consists of 6,257,747 shares available for issuance pursuant to our 2009 Incentive Compensation Plan and 3,979,713 shares available for future issuance under the ADM Employee Stock Purchase Plan as of December 31, 2018. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and cash-based awards. The ADM Employee Stock Purchase Plan authorizes the issuance of up to 4,000,000 shares; the number of shares remaining available for issuance under the ADM Employee Stock Purchase Plan includes 20,287 shares issuable as a result of the purchase period ending December 31, 2018, though these 20,287 shares were not issued out of treasury until January 2019.

*Based on Target Share Amounts for PSUs. Number of PSUs issued would be 2,471,866 under the maximum payout conditions.

As of March 22, 2019, our company does not have any equity compensation plans that have not been approved by our stockholders.

REVIEW AND APPROVAL OF CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee, and annual questionnaires completed by all of our directors and executive officers, require the directors and executive officers to disclose and otherwise identify to the company the transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers, and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the Board or the Audit Committee. The transaction or relationship will be evaluated by the Board or the Audit Committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the Board or a committee thereof.

ADM Proxy Statement 2019	57

Equity Compensation Plan Information; Related Transactions

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2018, the brother of C. Cuddy, one of our executive officers, was employed by our company as a vice president of our Golden Peanut and Tree Nut business. Such relationship was considered by the Audit Committee and found to be fair and in the best interests of our company.

58	ADM Proxy Statement 2019

Report of the Audit Committee

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) major risk exposures, (vii) legal compliance and ethics programs as established by management and the Board, (viii) related-party transactions, and (ix) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the Company’s General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T. K. Crews, the Chairman) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2018.

ADM Proxy Statement 2019	59

Report of the Audit Committee

Report of the Audit Committee

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2019. The members of the Audit Committee and the Board believe that, due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

T. K. Crews, Chairman

P. Dufour

P. J. Moore

F. J. Sanchez

D. A. Sandler

60	ADM Proxy Statement 2019

Proposal No. 2

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm for more than 85 years.

The Audit Committee is responsible for the audit fee negotiations associated with our company’s retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. The members of the Audit Committee, and the Board of Directors, believe that the continued retention of Ernst & Young LLP to serve as the company’s independent registered public accounting firm is in the best interests of our company and its stockholders. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

FEES PAID TO INDEPENDENT AUDITORS

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2018, and December 31, 2017.

Description of Fees	2018	2017

Audit Fees(1)	$16,512,000	$15,568,000

Audit-Related Fees(2)	2,462,000	1,375,000

Tax Fees(3)	1,646,000	1,591,000

All Other Fees(4)	—	604,000

Total	$20,620,000	$19,138,000

(1) Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, opening balance sheet procedures related to the acquisition of Neovia, a French-based global provider of value-added animal nutrition solutions, and SEC filings.

(2) Includes fees for accounting and reporting assistance for newly adopted accounting standards (Leases and Revenue Recognition), 1ADM business transformation program assessments, due diligence for mergers and acquisitions, and audit-related work in connection with employee benefit plans of our company.

(3) Includes fees related to tax planning advice and tax compliance.

(4) Includes fees for advisory services related to strategic initiatives.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during fiscal years 2018 and 2017 were pre-approved by the Audit Committee.

ADM Proxy Statement 2019	61

Proposal No. 3

Proposal No. 3 — Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures, and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes, and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and the Board of Directors believe that the executive compensation policies, procedures, and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the Annual Meeting of Stockholders in 2019:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on the Board of Directors, the Board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

62	ADM Proxy Statement 2019

Submission of Stockholder Proposals and Other Matters

Deadline for Submission of Stockholder Proposals

Proposals of stockholders, including nominations for director, intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, no later than November 23, 2019, and, in the case of nominations for director, no earlier than October 24, 2019, in order to be included in such proxy statement. These proposals and nominations must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between February 1, 2020 and March 2, 2020 (or, if the next annual meeting is called for a date that is not within the period from April 1, 2020 to May 31, 2020, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

STOCKHOLDERS WITH THE SAME ADDRESS

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made in writing and addressed to Investor Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, or by calling our Investor Relations at 217-424-5656. If you are a stockholder whose shares are held by a bank, broker, or other nominee, you can request information about householding from your bank, broker, or other nominee.

OTHER MATTERS

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors

ARCHER-DANIELS-MIDLAND COMPANY

D. C. Findlay, Secretary

March 22, 2019

ADM Proxy Statement 2019	63

Annex A

Definition and Reconciliation of Non-GAAP Measures

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for specified items. Adjusted EPS is defined as diluted Earnings Per Share (EPS) adjusted for the effects on reported diluted EPS of certain specified items. Management believes Adjusted EBITDA and Adjusted EPS are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability.

Adjusted economic value added (EVA) is the Company’s trailing four-quarter economic value added adjusted for LIFO and other specified items. The Company calculates economic value added by comparing ADM’s trailing four-quarter adjusted returns to its Annual WACC multiplied by adjusted invested capital. Adjusted EVA is a non-GAAP financial measure and is not intended to replace or be an alternative to GAAP financial measures.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, Adjusted EBITDA, and Adjusted EPS are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC Earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amount reported under GAAP; of Adjusted EBITDA to earnings before income taxes, the most directly comparable amount reported under GAAP; of Adjusted EPS to diluted EPS, the most directly comparable amount reported under GAAP; and the calculations of Adjusted EVA and Adjusted ROIC for the period ended December 31, 2018.

ADJUSTED EVA(1) CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2018)

Adjusted ROIC 8.3% less Annual WACC 6.25% x Adjusted Invested Capital $27,163* = $557*

ADJUSTED ROIC(1) CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2018)

Adjusted ROIC Earnings $2,259* ÷ Adjusted Invested Capital $27,163* = 8.3%

Adjusted ROIC Earnings excluding biodiesel blender’s tax credit $2,136* ÷ Adjusted Invested Capital excluding biodiesel blender’s tax credit $27,163* = 7.9%

*in millions

ADM Proxy Statement 2019	A-1

Annex A

Definition and Reconciliation of Non-GAAP Measures

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Quarter Ended				Four Quarters Ended
	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Dec 31, 2018

Net earnings attributable to ADM	$393	$566	$536	$315	$1,810

Adjustments:

Interest expense	91	89	87	97	364

LIFO	(8)	(13)	7	(4)	(18)

Specified items	2	31	(20)	241	254

Total adjustments	85	107	74	334	600

Tax on adjustments	(24)	(26)	(21)	(80)	(151)

Net adjustments	61	81	53	254	449

Total Adjusted ROIC Earnings	$454	$647	$589	$569	$2,259

Biodiesel blender’s tax credit	(123)	—	—	—	(123)

Total Adjusted ROIC Earnings excluding biodiesel blender’s tax credit	$331	$647	$589	$569	$2,136

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Quarter Ended				Trailing Four- Quarter Average
	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Dec 31, 2018

Shareholders’ Equity(2)	$18,732	$18,710	$18,987	$18,981	$18,853

+ Interest-bearing liabilities(3)	9,000	7,630	7,857	8,392	8,220

+ LIFO adjustment (net of tax)	49	39	44	41	43

+ Specified items	(2)	23	(18)	183	47

Total Adjusted Invested Capital	$27,779	$26,402	$26,870	$27,597	$27,163

ADJUSTED EBITDA(1) (IN MILLIONS)	Twelve Months Ended Dec 31, 2018

Earnings before income taxes	$2,060

Interest expense	364

Depreciation and amortization	941

EBITDA	3,365

Adjustments:

LIFO credit	(18)

Gains on sales of assets and businesses	(13)

Asset impairment, restructuring, and settlement charges	292

Acquisition-related expenses	8

Adjusted EBITDA	$3,634

Biodiesel blender’s tax credit	(123)

Adjusted EBITDA excluding biodiesel blender’s tax credit	$3,511

A-2	ADM Proxy Statement 2019

Annex A

Definition and Reconciliation of Non-GAAP Measures

ADJUSTED EPS(1)	Twelve Months Ended Dec 31, 2018

EPS (fully diluted) as reported	$3.19

Adjustments:

LIFO credit	(0.02)

Gains on sales of assets and businesses	(0.02)

Asset impairment, restructuring, and settlement charges	0.40

Acquisition-related expenses	0.01

Tax adjustments	(0.06)

Adjusted EPS	$3.50

(1) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(a)

Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted ROIC Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and the after-tax effect of other specified items.

(b)

Other specified items are comprised of charges related to the impairment of an equity investment and several individually insignificant asset impairments and restructuring charges of $16 million ($12 million, after tax; $0.02 per share) and a provisional tax benefit adjustment of $14 million ($0.03 per share) related to the enactment of the Tax Cuts and Jobs Act for the quarter ended March 31, 2018; charges related to the impairment of a long-term financing receivable and several individually insignificant restructuring charges of $24 million ($16 million, after tax; $0.03 per share) and a provisional tax expense adjustment of $7 million ($0.01 per share) related to the enactment of the Tax Cuts and Jobs Act and certain discrete items for the quarter ended June 30, 2018; gains of $21 million ($20 million, after tax; $0.04 per share) related to the sale of a business and an equity investment, individually insignificant restructuring and settlement charges of $2 million ($2 million, after tax; $0.00 per share), net gains of $4 million ($3 million, after tax; $0.00 per share) related to net foreign exchange derivative contracts to economically hedge certain acquisitions, and a provisional tax expense adjustment of $3 million ($0.01 per share) related to the enactment of the Tax Cuts and Jobs Act for the quarter ended September 30, 2018; and losses of $8 million ($7 million, after tax; $0.02 per share) primarily related to the sale of an asset and a business, charges of $250 million ($196 million, after tax; $0.35 per share) related to pension settlement, impairment of a discontinued software project and certain long-lived assets, restructuring, and other settlement charges, net losses of $12 million ($9 million, after tax; $0.01 per share) related to foreign currency derivative contracts to economically hedge certain acquisitions, and a provisional tax benefit adjustment of $29 million ($0.05 per share) related to the enactment of the Tax Cuts and Jobs Act and certain discrete items for the quarter ended December 31, 2018.

(c)

Biodiesel blender’s tax credit of $123 million ($123 million, after tax) is the amount of biodiesel blender’s tax credit that the Company earned in 2017 but recorded in 2018 after the Bipartisan Budget Act of 2018 was passed by Congress and signed into law on February 9, 2018, retroactively extending the biodiesel blender’s credit for 2017.

(d)	Adjusted EVA is Adjusted ROIC less the Company’s Annual WACC multiplied by Adjusted Invested Capital.

(e)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above.

(f)	Adjusted EPS is diluted EPS adjusted for certain specified items as described above.

(2) Excludes noncontrolling interests.

(3) Includes short-term debt, current maturities of long-term debt, capital lease obligations, and long-term debt.

ADM Proxy Statement 2019	A-3

EVERY VOTE IS IMPORTANT    ADMISSION TICKET EASY VOTING OPTIONS:    VOTE ON THE INTERNET Log on to: www.proxy-direct.com or scan the QR code Follow the on-screen instructions available 24 hours VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours VOTE BY MAIL Vote, sign and date this Proxy Card and return in the postage-paid envelope VOTE IN PERSON James R. Randall Research Center 1001 Brush College Road Decatur, Illinois 62521 on May 1, 2019    Please detach at perforation before mailing. ARCHER-DANIELS-MIDLAND COMPANY PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2019    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARCHER-DANIELS-MIDLAND COMPANY. The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints J.R. Luciano, D.E. Felsinger and P.J. Moore as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 11, 2019, at the Annual Meeting of Stockholders to be held at the James R. Randall Research Center located at 1001 Brush College Road, Decatur, Illinois, on Wednesday, May 1, 2019 at 8:30 a.m., local time, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement. This card also provides your instructions for voting any shares that you may hold in the Archer-Daniels-Midland Company 401(k) and Employee Stock Ownership Plan. This card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone, internet or return this card in the enclosed envelope so that your vote is received by April 26, 2019. This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3. The votes entitled to be cast by the Proxy holder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof. VOTE VIA THE INTERNET: www.proxy-direct.com VOTE VIA THE TELEPHONE: 1-800-337-3503    To change the address on your account, please check the box and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ï,£    ADM_30449_031219    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

EVERY VOTE IS IMPORTANT Important Notice Regarding the Availability of Proxy Materials for the    ARCHER-DANIELS-MIDLAND COMPANY Annual Meeting of Stockholders to Be Held on May 1, 2019. The 2019 Letter to Stockholders, Proxy Statement and 2018 Form 10-K for this meeting are available at: https://www.proxy-direct.com/MeetingDocuments/30449/ARCHER-DANIELS-MIDLAND.pdf IF YOU VOTE ON THE INTERNET OR BY TELEPHONE, YOU NEED NOT RETURN THIS PROXY CARD Please detach at perforation before mailing. TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE:    X    A    Proposals – THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. 1 . Election of Directors:     A.L. Boeckmann M.S. Burke T.K. Crews P. Dufour    FOR                AGAINST    ABSTAIN D.E. Felsinger S.F. Harrison J.R. Luciano P.J. Moore    FOR                AGAINST    ABSTAIN     F.J. Sanchez D.A. Sandler L.Z. Schlitz K.R. Westbrook    FOR                AGAINST    ABSTAIN Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2019. Advisory Vote on Executive Compensation. In their discretion, upon any other business that may properly come before the meeting.         FOR                AGAINST    ABSTAIN YES NO B Non-Voting Item     I plan to attend the Annual Meeting     C     Authorized Signatures — This section must be completed for your vote to be counted.— Sign and Date Below Note: Please sign exactly as your name(s) appear(s) on this Proxy Card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, guardian, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. Date (mm/dd/yyyy) — Please print date below Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box Scanner bar code     xxxxxxxxxxxxxx ADM 30449 M xxxxxxxx